UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14A-12

TIMELINE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	1)	Title of each class of securities to which transaction applies: _______________________________________

	2)	Aggregate number of securities to which transaction applies: _______________________________________

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):     Total cash consideration of $2,000,000 (paid over 3 years)

	4)	Proposed maximum aggregate value of transaction: $2,000,000

	5)	Total fee paid: $454

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount Previously Paid: ______________________________________________________________

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	4)	Date Filed: ________________

TIMELINE, INC.
3055 112th Avenue N.E., Suite 106
Bellevue, WA  98004

_______________, 2005

To Our Shareholders:

          You are cordially invited to attend a special meeting of shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of Timeline, Inc. at our executive offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington, on ____________, ________________, 2005 at ______, local time.

At the Shareholder Meeting, shareholders will be asked to consider and vote upon the following:

1.

a proposal to approve and authorize Timeline to effect the sale of substantially all of the assets relating to our software licensing business, including our software products, technology, trademarks and other intellectual property, other than our patents, to Global Software, Inc., pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion;

2.

a proposal to amend our Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation; and

3.	such other matters as may properly come before the Shareholder Meeting.

          More information about the asset sale and each of the other proposals for shareholder approval is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety.  A copy of the non-binding letter of intent between Global Software and Timeline relating to the asset sale is attached as Annex A to the proxy statement, and a copy of the amendment to the Articles of Incorporation is attached as Annex B.  After careful consideration, our board of directors has unanimously approved the asset sale to Global on the terms set forth in the non-binding letter of intent, and has determined that it is expedient and for the best interests of Timeline and its shareholders that Timeline consummate the asset sale.  The board has also approved the amendment to the Articles of Incorporation.  Our board of directors unanimously recommends that you vote “FOR” approval and authorization of both of these proposals.

          If the sale of the assets relating to the software licensing business is approved by the shareholders and closes, we will continue to own our patents and intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We will also continue to be a public company.  The enclosed proxy statement provides further information to our shareholders about our currently planned continuing operations following the asset sale.

          Timeline and Global have not yet finalized and entered into a definitive purchase agreement for the sale of our software business.  Either party has the right to terminate the non-binding letter of intent and the definitive purchase agreement if the closing of the asset sale has not occurred by August 31, 2005.  Because we have a short time frame for closing, we have decided to solicit shareholder approval based on the terms of the non-binding letter of intent.  We are asking our shareholders to authorize Timeline to enter into and consummate the asset sale, pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion.  The definitive purchase agreement may contain terms and conditions that are different from or in addition to the terms set forth in the non-binding letter of intent.  The definitive purchase agreement will contain standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions. Some of these terms and changes from the non-binding letter of intent may be material.  As soon as the definitive purchase agreement has been finalized, we intend to make it available to shareholders for review prior to the Shareholder Meeting by filing a copy of it with the SEC on Form 8-K.  However, we do not intend to resolicit shareholder approval after the definitive purchase agreement has been signed, even if the changes are material, because of the short time-frame available to us to obtain shareholder approval and because of the high costs associated with the mailing and resolicitation.

          YOUR VOTE IS VERY IMPORTANT.  The asset sale cannot be completed unless, among other things, shareholders holding at least 75% of the outstanding shares of our common stock approve the asset sale.  As such, we urgently need all shareholders to vote their shares.  Whether or not you plan to attend the Shareholder Meeting, we urge you to complete, sign and date your proxy card and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the meeting.  You may also vote by the Internet or by telephone, using the instructions on the proxy card.

          Your prompt cooperation will be greatly appreciated.  Thank you.

Sincerely,

Charles R. Osenbaugh
President, Chief Executive Officer & Director

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD _____________, 2005

          A special meeting of the shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of Timeline, Inc. will be held at our executive offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington, on _________________, 2005 at __________, local time, to consider and vote on the following matters:

1.

a proposal to approve and authorize Timeline to effect the sale of substantially all of the assets relating to our software licensing business, including our software products, technology, trademarks and other intellectual property, other than our patents, to Global Software, Inc. (“Global”), pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion;

2.

a proposal to amend our Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation; and

3.	such other matters as may properly come before the Shareholder Meeting.

          We strongly encourage you to review the accompanying proxy statement in its entirety for more information about the asset sale and the other proposals for shareholder approval.  A copy of the non-binding letter of intent between Global and Timeline relating to the asset sale is attached as Annex A to the proxy statement.

          Only shareholders of record at the close of business on June 30, 2005, may vote at the Shareholder Meeting.  A complete list of shareholders of record entitled to vote at the Shareholder Meeting will be available for review during ordinary business hours for a period of 10 days before the Shareholder Meeting at our executive offices for any purpose germane to the Shareholder Meeting.

          YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Shareholder Meeting in person, please complete, sign and return the enclosed proxy promptly in the accompanying reply envelope as soon as possible to make sure that your shares are represented and voted.  You may also vote by the Internet or by telephone, using the instructions on the proxy card.

By Order of the Board of Directors

Bellevue, Washington	Paula H. McGee
_____________, 2005	Secretary

TIMELINE, INC.
3055 112th Avenue N.E., Suite 106
Bellevue, Washington  98004

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS

          The enclosed proxy is solicited on behalf of the Board of Directors of Timeline, Inc., a Washington corporation, for use at a special meeting of shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”).  The Shareholder Meeting will be held on ____________, ________________, 2005 at ______, local time at our executive offices located at 3055 112th Avenue N.E., Suite 106, Bellevue, Washington.

          We intend to mail this proxy statement, including Annexes and the accompanying proxy card, on or about _____________, 2005, to all shareholders entitled to vote at the Shareholder Meeting.

SUMMARY TERM SHEET

          This summary highlights selected information included elsewhere in this proxy statement.  This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement.  We strongly encourage you to read the entire proxy statement carefully, including the attached Annexes.  For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.  In this proxy statement, “we”, “us” and “our” refer to Timeline, unless the context otherwise requires.

A.      The Asset Sale (pages 20-36)

          In May 2005, as amended in June 2005, we entered into a non-binding letter of intent to sell our software licensing business to Global Software, Inc. over two stages, consisting of (1) the sale of 100% of stock in our U.K. subsidiary, Analyst Financials Limited and certain other assets (with the first intended closing occurring on or before July 15, 2005) (the “Stock Sale”), and (2) the sale of all of our other software assets (with the second closing occurring on or before August 31, 2005) (the “Asset Sale”).  The discussion in this proxy statement assumes that the Stock Sale will be completed prior to the Shareholder Meeting.  The Stock Sale and the Asset Sale are independent of the other – if the Stock Sale closes but the Asset Sale does not, we will have sold to Global our U.K. operations and granted license rights to our software and patents to our Analyst Financials products, and we would continue to operate our software license business in the U.S.  Shareholder approval is required to close the Asset Sale, but it is not a condition to closing the Stock Sale.  The following discussion is a summary of the material provisions of the Asset Sale, and is qualified in its entirety by reference to the non-binding letter of intent, a copy of which is included with this proxy statement at Annex A.

          If we complete the Stock Sale and the Asset Sale, we will have sold substantially all of our software licensing business, however, we will continue to own our patents and patent license and royalty agreements.  We intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We would also continue to be a public company.  See the discussion on pages 32-33 for further information to our shareholders about our currently planned continuing operations following the Asset Sale.

          We have not yet finalized and entered into a definitive purchase agreement with Global for the Stock Sale and Asset Sale.  The definitive purchase agreement may contain terms and conditions that are different from or in addition to the terms set forth in the non-binding letter of intent.  The definitive purchase agreement will contain standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions. Some of these terms and changes from the non-binding letter of intent may be material.  As soon as the definitive purchase agreement has been finalized, we intend to make it available to shareholders for review prior to the Shareholder Meeting by filing a copy of it with the SEC on Form 8-K.  However, we do not intend to resolicit shareholder approval after the definitive purchase agreement has been signed, even if the changes are material, because of the short time-frame available to us to obtain shareholder approval and because of the high costs associated with the mailing and resolicitation.

          We are soliciting proxies from shareholders to grant their approval of the Asset Sale and to authorize Timeline to enter into and consummate the Asset Sale, pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion.

          Reasons for the Asset Sale (page 25)

          We are proposing to sell our software licensing business to Global because we believe that the transaction is in the best interests of Timeline and our shareholders.  In reaching its determination to approve the Stock Stale and the Asset Sale, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including other potential strategic alternatives, the opportunities and challenges facing Timeline, and the terms of the proposed Asset Sale.

          Description of the Stock Sale to Global (pages 27-28)

          The first stage in the sale of our software licensing business to Global is the sale of 100% of stock in our U.K. subsidiary, Analyst Financials Limited, and certain other assets.  The Stock Sale does not require the approval of our shareholders, and is intended to close on or before July 15, 2005.  The discussion in this proxy statement assumes that the Stock Sale will be completed prior to the Shareholder Meeting.  The following is a summary of the material terms of the Stock Sale as set forth in the non-binding letter of intent:

•	Timeline to sell to Global Software the following:
	•	100% of the outstanding equity interests in Analyst Financials Limited (excluding outstanding accounts receivable, cash, deposits and prepaid expenses at closing);
	•	all customer lists, customer contracts, goodwill, contracts and contract rights held by Timeline with regard to the UK Subsidiary’s customers, whether in the United States or overseas;
	•	a non-exclusive license to use the names “Analyst Financials” and “Analyst Suite” and stylized marks derivative thereof;
	•	our maintenance and support agreements for the Infinium product; and
	•	all books and records related to the foregoing.

•

Timeline to grant to Global Software a non-exclusive, perpetual, fully paid license to the source code of our Analyst Financials software product and our related patents (including the right to sublicense to OEMs, VAR, resellers, other distributors and end users) in connection with the worldwide sale and distribution of the Analyst Financials product.  However, Global may not sell the Analyst Financials product to any of Timeline’s existing customer accounts;

•

Global Software to pay to Timeline $1,100,000, of which (i) $620,000 (less the outstanding principal and interest under the bridge note, as described below) will be paid in cash at the first closing, (ii) $240,000 will be payable 18 months after the first closing (bearing simple interest at a rate of 6% per annum), and (iii) $240,000 will be payable 36 months after the first closing (bearing simple interest at a rate of 6% per annum).  The deferred payments will be guaranteed by Global, but will not otherwise be secured by any assets of Global or other collateral.  The amount of the second deferred payment may be reduced to $220,000 if shareholder approval of the second Transaction is not obtained by August 31, 2005 (see “Closing Conditions” below);

•

Global Software to assume certain liabilities related to the U.K subsidiary, including the office lease in Chiswick, London, England, ongoing obligations with respect to prepaid maintenance fees with respect to the U.K. subsidiary’s customer contracts and the other customer contracts being assigned, and accrued vacation time for any employees hired by Global Software at the first closing, and Timeline will assume all other liabilities of the U.K. subsidiary that arise prior to the closing of the Stock Sale; and

•	Global Software to hire up to six employees of our U.K subsidiary, and up to two of our U.S.-based employees.

          Description of the Asset Sale to Global (pages 29-32)

          The second stage in the sale of our software licensing business to Global is the sale of all of our other software assets.  The Asset Sale requires the approval of our shareholders, and is intended to close on or before August 31, 2005.  The following is a summary of the material terms of the Asset Sale as set forth in the non-binding letter of intent.

          Description of the Assets to be Sold to Global (page 29)

          Following completion of the Stock Sale, we have agreed in the non-binding letter of intent to sell to Global substantially all of our other assets relating to our software licensing business, including the following:

•

our software products known as Analyst Financials / Analyst Suite and WorkWise® Data Agent Server and Business Alerts (including all source and object code, all prior versions, versions under development, documentation including installation, implementation and help manuals and guides for users and programmers/developers) (the “Software-Related Assets”);

•

our trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated with the Software Related Assets whether in the United States or overseas (excluding our patent rights);

•	our customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers of our software licensing business (other than accounts receivable);
•	our right, title and interest in the names “Timeline” (other than “Timeline, Inc.”), “WorkWise,” “Analyst Financials,” “Analyst Suite” and stylized marks derivative thereof;
•	substantially all of our equipment, and all of our inventory, fixtures and capitalized software; and
•	all books and records related to the foregoing.

          Description of Assets to be Licensed to Global (page 29)

          We have agreed in the non-binding letter of intent at closing of the Asset Sale to grant to Global a valid, perpetual, fully-paid non-exclusive license to our patents, including the right to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the software licensing business sold to Global.  The patents to be licensed include the following:

Patent No.	Title

6,631,382	Data retrieval method and apparatus with multiple source capability
6,625,617	Modularized data retrieval method and apparatus with multiple source capability
6,026,392	Data retrieval method and apparatus with multiple source capability
6,023,694	Data retrieval method and apparatus with multiple source capability
5,802,511	Data retrieval method and apparatus with multiple source capability
6,738,757	System for database monitoring and agent implementation

          Description of Liabilities to be Assumed by Global (page 29)

          Global has agreed in the non-binding letter of intent to assume certain liabilities relating to our software licensing business as part of the Asset Sale, including the following:

•	obligations arising after closing under our office lease in Bellevue, Washington;
•	obligations with respect to prepaid maintenance fees as of closing with respect to the assets sold in the Asset Sale; and
•	obligations with respect to accrued vacation time as of closing for key employees hired by Global.

          Description of the Assets to be Retained by Timeline (pages 29)

          We will retain all assets not sold to Global, including the following:

•	our patents, patent license agreements and royalty agreements, including all causes of action, claims and rights against third parties that relate to our patents;
•	our cash, accounts receivable, deposits, prepaid expenses and cash equivalent items at closing;
•	our tangible personal property not used in our software licensing business; and
•	rights under any life insurance policies owned by us.

          Description of Liabilities to be Retained by Timeline (pages 29)

          We will retain all liabilities not assumed by Global, including the conduct or operation of our business relating to our patents.  In addition, we will be responsible for any customer claims or customer warranty claims with respect to any goods sold and services rendered by us prior to closing, even if such claims relate to the software license business being sold to Global, regardless of whether the claims arise before or after the closing.

          Cash Consideration by Global (page 30)

          Global agreed in the non-binding letter of intent to pay to us $900,000 in cash consideration for the Asset Sale, payable as follows:

•	$380,000 is payable at closing;
•	$260,000 payable on the 18-month anniversary of closing (bearing simple interest at a rate of 6% per annum); and
•	$260,000 payable on the 36-month anniversary of closing (bearing simple interest at a rate of 6% per annum).

The deferred payments will be guaranteed by Global, but will not otherwise be secured by any assets of Global or other collateral.

          Royalty Agreement (page 30)

          In connection with the definitive purchase agreement, we intend to enter into a royalty agreement with Global.  Under the royalty agreement, if Global or any of our key employees hired by Global assist us (at our request) with respect to the prosecution of any patent infringement claim against a third-party, we will pay to Global 3% of all amounts that we receive as a result of such infringement claim.  We will not be obligated under the royalty agreement to make any payments to Global for assistance if any of our key employees hired by Global is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding our patents.

          Conditions to Completion of the Asset Sale (pages 30)

          The non-binding letter of intent contemplates that the parties’ obligations to consummate the Asset Sale will be subject to the satisfaction or waiver of a number of closing conditions, including those described below.  There are also closing conditions to the Stock Sale; however, the discussion in this proxy statement assumes that the Stock Sale is completed prior to the Shareholder Meeting.  The definitive purchase agreement may contain additional or other closing conditions.  The closing conditions to the Asset Sale consist of the following:

•

no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or our business to have occurred since the closing of the Stock Sale;

•	up to six of our key employees to have entered into employment agreements with Global;
•	all necessary third-party and governmental approvals to the Asset Sale to be obtained; and
•	Timeline’s shareholders to have approved the Asset Sale.

          No Regulatory Approvals (page 31)

          The Asset Sale is not subject to governmental or other regulatory approval.

          Termination Rights (page 31)

          If the closing of the Asset Sale has not occurred on or prior to August 31, 2005, either party may terminate the non-binding letter of intent and the definitive purchase agreement, in which case the Asset Sale would be terminated.  However, if on August 31, 2005 the only condition to closing the Asset Sale that has not been satisfied is the approval by our shareholders, then, at our sole option, (a) the August 31 date may be extended until September 30, 2005 and (b) the amount of the second deferred payment from the Stock Sale (payable by Global on the 36-month anniversary of the closing of the Stock Sale) will be reduced from $240,000 to $220,000.

          Cancellation Fee and Expense Reimbursement (page 31)

          We have agreed in the non-binding letter of intent under certain circumstances to pay to Global a cancellation fee of $200,000 plus its reasonable attorneys’ fees, accountants’ fees and appraiser’s fees, plus repayment of all principal and interest under the bridge loan.  The events triggering payment of the cancellation fee consist of the following:

•	if we breach the exclusivity provisions in the non-binding letter of intent;
•	if we fail to diligently proceed in good faith with the consummation of the Stock Sale and Asset Sale; or
•	any termination of the non-binding letter of intent or the definitive purchase agreement due to a material breach by us or by any of our officers or directors.

          Similarly, Global has agreed in the non-binding letter of intent under certain circumstances to pay to us a cancellation fee of $200,000 plus our reasonable attorneys’ fees, accountants’ fees and appraiser’s fees.  The events triggering payment of the cancellation fee by Global consist of the following:

•	if Global fails to diligently proceed in good faith with the consummation of the Stock Sale and Asset Sale (other than due to a material adverse change in our software licensing business); or
•	any termination of the non-binding letter of intent or the definitive purchase agreement due to a material breach by Global or by any of its officers or directors.

          Exclusivity of Negotiations (page 32)

          We agreed in the non-binding letter of intent to work exclusively with Global towards the closing of the Stock Sale and Asset Sale, until the earlier of (a) July 15, 2005 or (b) the termination of negotiations by Global.  As such we agreed that we would not

•

directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving us or our assets,

•

directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, us or our assets (and we agreed to notify Global promptly of the receipt of any unsolicited offer), or

•	dispose of any assets that would constitute a part of the assets to be acquired by Global other than in the ordinary course of business.

          Non-Competition and Non-Solicitation Covenants (page 32)

          The non-binding letter of intent contemplates that the definitive purchase agreement will include a provision under which we agree, for a period of four years after closing, not to compete with the software licensing business being sold to Global, and not to solicit either the customers of the software licensing business or our employees hired by Global.  The actual terms of any non-competition or non-solicitation obligations will be set forth in the definitive purchase agreement.

          Timeline’s Intended Operations after the Asset Sale (pages 32-33)

          If we complete both the Stock Sale and the Asset Sale, we will have sold our software licensing business to Global, but we will continue to own our patents and patent license and royalty agreements.  We intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We will continue to be a public company.  We also intend to evaluate and potentially explore all available alternatives.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  Although our board of directors has not yet made any determination, such alternatives may include ultimate dissolution and liquidation of Timeline, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize shareholder value and manage our outstanding liabilities.

          Timeline’s Use of Proceeds from the Asset Sale (page 33)

          We intend to use the proceeds from the Asset Sale and Stock Sale to pay off our accounts payable and other liabilities.  The remaining amounts would be used to fund our ongoing operations, including employee expense, patent registration and maintenance fees, costs and expenses (including attorneys’ fees) associated with prosecuting patent infringement cases, and ongoing costs of being a public company.  Because the size of our continuing patent operations would be substantially less than needed for our current software licensing business, we would significantly downsize our office space and would expect to employ only two employees going forward.  In addition, we anticipate that in March 2006 our board of directors will consider whether to pay a dividend to shareholders from the proceeds of the sale.

          Interests of Management, Directors and Significant Shareholders in the Asset Sale (page 33)

          No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Stock Sale or Asset Sale that is not otherwise shared by all other shareholders, except that we anticipate that Craig Perkins, our Vice President of Products and Technology, will be offered employment by Global.  The specific terms of his employment have not been determined.

          Tax Consequences of the Asset Sale (page 34)

          The sale of assets by Timeline pursuant to the definitive purchase agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

          Dissenters’ / Appraisal Rights (pages 34-35)

          Holders of our common stock will be entitled to dissenters’ rights in connection with the Asset Sale under the Washington Business Corporation Act.

          No Opinion of Financial Advisor (page 35)

          Our board of directors determined not to retain the services of a financial advisor in connection with the sale of our software licensing business to Global, and did not receive an opinion from a financial advisor or any other third party that the consideration we are to receive from Global in connection with the Stock Sale and Asset Sale is fair, from a financial point of view, to Timeline or its shareholders.

          Recommendation of Our Board of Directors (page 35)

          After careful consideration, our board unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale and to authorize Timeline to enter into and consummate the Asset Sale, pursuant to a definitive purchase agreement based on the non-binding letter of intent and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion.

          Shareholder Vote Required to Approve the Asset Sale (page 36)

          The Asset Sale requires approval and authorization by the holders of a least 75% of the outstanding shares of our common stock entitled to vote.  If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the Asset Sale as currently structured in the non-binding letter of intent.

          As of the record date, our executive officers and directors together beneficially owned 903,246 shares of our common stock, representing approximately 21.6% of our outstanding common stock and have verbally indicated that they intend to vote their shares of common stock in favor of the proposal to approve and authorize the Asset Sale.

B.      Amendment to Articles of Incorporation to Reduce Super-Majority Approval (pages 36-37)

          Proposed Amendment (page 36)

          Our board of directors has unanimously approved and recommends that the shareholders approve an amendment to Article 7 to the Articles of Incorporation to reduce the 75% super-majority voting requirement to a simple majority for mergers, asset sales, amendments to the Articles of Incorporation and other similar transactions.

          Recommendation of Our Board of Directors (page 37)

          Our board of directors has unanimously approved the amendment to the Articles of Incorporation and recommends that the shareholders vote “FOR” this proposal.

          Shareholder Vote Required to Approve the Amendment (page 37)

          In accordance with the current Articles of Incorporation, the affirmative vote of holders of at least 75% percent of the outstanding shares of common stock is required to approve the proposed amendment.

          QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THE SPECIAL MEETING

          Following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.

1.       What am I being asked to vote on at the Special Meeting?

          Our shareholders will consider and vote upon a proposal to approve and authorize Timeline to effect the sale of substantially all of the assets relating to our software licensing business, including our software products, technology, trademarks and other intellectual property, other than our patents, to Global Software, Inc., pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion.

          Because we have a short time frame for closing, we have decided to solicit shareholder approval based on the terms of the non-binding letter of intent, and we are asking the shareholders to authorize Timeline to enter into and consummate the Asset Sale, on such additional, different or other final terms as approved by our board of directors in its sole discretion.  The definitive purchase agreement may contain terms and conditions that are different from or in addition to the terms set forth in the non-binding letter of intent.  The definitive purchase agreement will contain standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions. Some of these terms and changes from the non-binding letter of intent may be material.  We do not intend to resolicit shareholder approval based on the final terms of the definitive purchase agreement, and any shareholder’s approval at the Special Meeting will grant us authority to close the Asset Sale on the final terms as approved by our board of directors in its sole discretion.

2.       What does it mean to sell substantially all of the assets relating to our “software licensing business”?

          We are proposing to sell to Global substantially all of the assets related to the software business we and our subsidiaries have historically conducted in the United States and in Europe.  This business includes our software products Analyst Financials® / Analyst Suite and WorkWise®, and also includes all of our maintenance and support agreements with our software customers.  We refer to this as our software licensing business in this proxy statement.

3.       What will happen if the Asset Sale is approved and authorized by our shareholders?

          If the Asset Sale is approved and authorized by our shareholders, we will sell substantially all of the assets relating to our software licensing business to Global.  The terms of the definitive purchase agreement will be determined by the board of directors in its sole discretion, and may contain terms that are materially different or additional to those contained in the non-binding letter of intent.

          Following the sale of the assets relating to the software licensing business, we will continue to own our patents and intend to continue our business of prosecuting outstanding and new patent infringement claims against third parties, and seeking patent licensing arrangements.  We will continue to be a public company.  We also intend to evaluate and potentially explore all available alternatives.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  Although our board of directors has not yet made any determination, such alternatives may include ultimate dissolution and liquidation of Timeline, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize shareholder value and manage our outstanding liabilities.

4.       What will happen if the Asset Sale is not approved and authorized by our shareholders?

          If the Asset Sale is not approved by our shareholders, the Asset Sale as currently contemplated will not close.  The Stock Sale and the Asset Sale are independent of the other.  As such, if the Stock Sale closes but the Asset Sale does not, we will have completed the sale to Global of our U.K. software operations and granted license rights to our software and patents to our Analyst Financials products.  We would continue to operate our software license business in the U.S.  In such event, we would continue to conduct our business in the U.S. and would evaluate all available strategic alternatives.  Such alternatives may include selling or outsourcing our remaining software operations.

5.       When is the Asset Sale expected to be completed?

          If the Asset Sale is approved and authorized at the special meeting, we expect to complete the Asset Sale as soon as practicable after all of the conditions in the definitive purchase agreement have been satisfied or waived.  Timeline and Global are working toward satisfying the conditions to closing and completing the Asset Sale as soon as reasonably possible.  Under the non-binding letter of intent, either party has the right to terminate the non-binding letter of intent and the definitive purchase agreement if the closing of the Asset Sale has not occurred by August 31, 2005, and accordingly we are striving towards that date.

6.       How was the purchase price for the assets determined?

          The purchase price for the assets proposed to be sold to Global was negotiated between representatives of Timeline and representatives of Global.

7.       Am I entitled to appraisal rights in connection with the Asset Sale?

          Yes.  Washington law provides for shareholder appraisal rights in connection with the sale of substantially all of a company’s assets not in the ordinary course of business.

8.       What will happen to my Timeline shares if the Asset Sale is approved?

          The Asset Sale will not alter the rights, privileges or nature of the outstanding shares of common stock of Timeline.  A shareholder who owns shares of Timeline common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the closing.

9.       How does the board recommend that I vote on the proposals for the Asset Sale and to amend the Articles of Incorporation?

          The board of directors unanimously recommends that you vote “FOR” the proposal to approve and authorize the Asset Sale, and to vote “FOR” the proposal to approve the amendment to the Articles of Incorporation.

10.     How do I vote?

          Sign and date each proxy card you receive and return it in the enclosed envelope prior to the special meeting.  You may also vote by telephone or by the Internet, using the instructions contained on the proxy card.

11.     Can I change my vote?

          Yes.  You may change your proxy instructions at any time before your proxy is voted at the special meeting.  Proxies may be revoked by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office (3055 – 112th Avenue N.E., Suite 106, Bellevue, Washington 98004));
•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or
•	attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

12.     What shares are included on the proxy card(s)?

          The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

13.     What does it mean if I get more than one proxy card?

          If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

14.     Who is entitled to vote at the special meeting?

          Only holders of record of our common stock as of the close of business on June 30, 2005 are entitled to notice of and to vote at the special meeting.

15.     How many shares were outstanding on the record date?

          At the close of business on June 30, 2005 there were 4,190,998 shares of common stock outstanding and entitled to vote. A shareholder may vote (a) shares that are held of record directly in the shareholder’s name, and (b) shares held for the shareholder, as the beneficial owner, through a broker, bank or other nominee.  At the meeting, each outstanding share of common stock will be entitled to one vote.

16.     What is a “quorum” for purposes of the special meeting?

          In order to conduct business at the special meeting, a quorum must be present.  A “quorum” is a majority of the outstanding shares entitled to be voted.  The shares may be present in person or represented by proxy at the special meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

17.     What vote is required to approve the proposals for the Asset Sale and the amendment to the Articles of Incorporation?

          Once a quorum has been established, for the Asset Sale to be approved and authorized, holders of at least 75% of our outstanding shares must vote “FOR” the proposal.  In addition, approval of the amendment to the Articles of Incorporation requires that holders of at least 75% of our outstanding shares must vote “FOR” the amendment.

          If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Your broker cannot vote your shares of Timeline common stock without specific instructions from you.  Because the affirmative vote of a 75% super-majority of the outstanding shares of Timeline common stock is required to approve and authorize the proposals, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposals.

18.     What happens if I abstain?

          Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal.

19.     How will voting on any other business be conducted?

          Although we do not know of any business to be considered at the special meeting other than the Asset Sale proposal and amendment to the Articles of Incorporation, each as described in this proxy statement, if any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders, Charles R. Osenbaugh and Paula H. McGee, to vote on such matters at their discretion.

20.     Who will bear the cost of this solicitation?

          Timeline will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners.  We may solicit proxies by personal interview, mail, telephone and electronic communications.

          In addition, Timeline has retained Advantage Proxy to assist in the solicitation of proxies for the special meeting, due to the short time frame for shareholder approval and the 75% super-majority approval required.  We have agreed to pay Advantage Proxy a fee for its services, currently estimated between $3,500 and $5,000, plus reimbursement of its reasonable out-of-pocket expenses.  In addition, our directors, officers and employees (acting without additional compensation) may solicit proxies personally or by telephone, email, or direct contact.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

THE SPECIAL MEETING OF TIMELINE SHAREHOLDERS

          We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Shareholder Meeting.

When and Where the Special Meeting Will be Held

          We will hold the special meeting at our executive offices, located at 3055 – 112th Avenue N.E., Suite 106, Bellevue, Washington, on ________________, 2005 at ____________, local time.

What Will be Voted Upon

          At the special meeting, we are asking holders of record of Timeline common stock to consider and vote on the following proposals:

•

the approval and authorization of Timeline to effect the sale of substantially all of the assets relating to our software licensing business, including our software products, technology, trademarks and other intellectual property, other than our patents, to Global Software, Inc., pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion;

•

the approval and authorization of an amendment to our Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation; and

•	the transaction of any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Voting Securities; Quorum

          Only holders of record of Timeline common stock at the close of business on June 30, 2005, the record date, are entitled to notice of and to vote at the special meeting.  On the record date, 4,190,998 shares of Timeline common stock were issued and outstanding and held by ______ holders of record.  Holders of record of Timeline common stock on the record date are entitled to one vote per share at the special meeting on each proposal.  A complete list of shareholders of record will be available for review at our executive offices for any purpose germane to the special meeting during ordinary business hours for a period of ten days before the special meeting.

          A quorum is necessary to hold a valid special meeting.  A quorum will be present at the special meeting if the holders of a majority of the shares of Timeline common stock outstanding and entitled to vote on the record date are present, in person or by proxy.  If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies.  Shares voting against the Asset Sale will not be voted in favor of adjournment.  Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

          Under Section 7 of our Articles of Incorporation, as amended, approval of both the Asset Sale and the amendment to the Articles of Incorporation requires approval by the holders of at least 75% of outstanding shares of our common stock entitled to vote at the special meeting.  If we have insufficient votes to approve the Asset Sale at the special meeting, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies.  If we fail to obtain the requisite vote for approval and authorization of the Asset Sale, we will not be able to consummate the Asset Sale as currently contemplated.

Voting Your Shares and Changing Your Vote

          You may vote by proxy or in person at the special meeting.

          •          Voting in Person – If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

          •          Voting by Proxy – All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies.  Properly executed proxies that do not contain voting instructions will be voted for the approval and authorization of the Asset Sale and the amendment to the Articles of Incorporation.

          •          Revocation of Proxy – Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the special meeting.  A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person.  A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.  Attendance at the special meeting without voting will not by itself revoke a proxy.  If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

          Only shares affirmatively voted for the approval and authorization of the Asset Sale, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the Asset Sale proposal.  Similarly, only shares affirmatively voted for the approval and authorization of the amendment to the Articles of Incorporation, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the Articles amendment.  Shares of Timeline common stock held by persons attending the special meeting but not voting, and shares of Timeline common stock for which we received proxies but with respect to which holders of those shares have abstained from voting on any matters, will have the same effect as votes against that matters.

Cost of Solicitation

          We are soliciting proxies for the special meeting from our shareholders.  We will bear the entire cost of soliciting proxies from our shareholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials.  We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

          We have retained Advantage Proxy to assist in the solicitation of proxies for the special meeting, due to the short time frame for shareholder approval and the 75% super-majority approval required.  We have agreed to pay Advantage Proxy a fee for its services, currently estimated between $3,500 and $5,000, plus reimbursement of its reasonable out-of-pocket expenses.  In addition, we may solicit proxies by personal interview, mail, telephone and electronic communications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the non-binding letter of intent, our intended operations after the Asset Sale and our use of proceeds from the Asset Sale and Stock Sale, as well as those relating to if the Asset Sale does not occur) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance.  You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements.  These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our shareholders; business disruptions resulting from the announcement of the non-binding letter of intent or the closing of the Stock Sale or the Asset Sale; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC, including in our annual report on Form 10-KSB for the fiscal year ended March 31, 2005.  All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSET SALE RISK FACTORS

          You should carefully consider the following risk factors relating to the Asset Sale before you decide whether to vote for the proposal to approve and authorize the Asset Sale.  You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

Our business may be harmed if the Asset Sale disrupts the operations of our business and prevents us from realizing intended benefits.

          The Asset Sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•	loss of key employees or customers;
•	failure to adjust or implement our business model;
•	additional expenditures required to facilitate this sale; and
•	the diversion of management’s attention from our day-to-day business.

The failure to complete the Asset Sale may result in a decrease in the market value of our common stock.

          The Asset Sale is subject to a number of contingencies, including approval by our shareholders and other customary closing conditions.  We cannot predict whether we will succeed in obtaining the approval of our shareholders, or that the other conditions to either closing will be satisfied.  As a result, we cannot assure you that the Asset Sale will be completed.  If our shareholders fail to approve the proposal at the special meeting or if the Asset Sale is not completed for any other reason, the market price of our common stock may decline.

If our shareholders do not approve and authorize the Asset Sale, there may not be any other offers from potential acquirers.

          If our shareholders do not approve the Asset Sale, we may seek another strategic transaction, including the sale of all or part of our business.  Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Timeline or be willing to offer a reasonable purchase price.

If our shareholders do not approve the Asset Sale or if we do not complete the Asset Sale, we will continue to face challenges and uncertainties in our ability to achieve business success.

          We have faced challenges and uncertainties surrounding our ability to successfully execute our business plan, such as our inability to maintain profitability from our operations, our reliance on agreements with third-party licensees and distributors for sales and licensing of our products, the scope and degree of market recovery and performance particularly in the software sector, the uncertainty of securing license agreements and of developing and maintaining sustained maintenance and support revenue.  We have faced other uncertainties such as market acceptance of our products and any other new products we develop, as well as products and services of our third-party licensees and distributors, our ability to integrate our products with those of the third party, the performance and efforts of our third-party partners, the uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources.  In addition, factors adversely affecting the demand for our software products, such as competition, pricing or technological change, could materially adversely affect our business, financial condition and operating results.

          If our shareholders do not approve the Asset Sale or if the Asset Sale is not otherwise completed, we will continue to face these challenges and uncertainties.

We will be unable to compete with the software licensing business for four years from the date of the closing.

          We have agreed in the non-binding letter of intent that the definitive purchase agreement will include a non-competition and non-solicitation obligation for a period of four years from the closing of the Asset Sale.  Under this provision, we will not be able to compete with the software licensing business being sold to Global, nor will be able to solicit either the customers of the software licensing business or our employees hired by Global.

Approximately $1.0 million of the total $2.0 million payable by Global for the Stock Sale and the Asset Sale will be deferred payments payable over three years, and will be general unsecured obligations of Global.

          The cash consideration being paid by Global in the Asset Sale consists of $380,000 paid at closing and the balance of $580,000 payable the next three years, with $260,000 payable on each of the 18 and 36-month anniversaries of closing.  Similarly, the cash consideration being paid by Global in the Stock Sale consists of $620,000 payable at closing and the balance of $480,000 payable the next three years, with $240,000 payable on each of the 18 and 36-month anniversaries of closing.  Although Global has agreed to guarantee these deferred payments, these deferred payments would be general unsecured obligations of Global.  If Global defaults in payment on the obligations or files for bankruptcy protection prior to payment in full of these obligations, Timeline would be an unsecured creditor and will be junior in payment to any secured creditor of Global, and may not receive payment of the full amount owing.

PROPOSAL 1:  THE ASSET SALE

          This section of the proxy statement describes certain aspects of the sale of substantially all of the assets relating to our software licensing business to Global.  However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete non-binding letter of intent included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

          Timeline Inc.

          Timeline, Inc. develops, markets and supports financial management reporting, budgeting and consolidations software suitable for complex applications such as those found in medium to large, multinational corporations.  Additionally, WorkWise Software, Inc., a subsidiary of Timeline, is a provider of event-based notifications, application integration and process automation systems.  Analyst Financials Limited, a London-based subsidiary of Timeline, markets, licenses and provides consulting for Timeline Analyst and WorkWise products in Europe and Africa.  Timeline also holds a number of patents on inventions with broad applications in financial reporting, data warehousing and data mart creation use, enhancement and publishing. We actively market licenses to these patents as a distinct line of business.  Our principal executive offices are located at 3055 – 112th Avenue N.E., Suite 106, Bellevue, Washington  98004 and the telephone number of our principal executive offices is (425) 822-3140.

          Global Software, Inc.

          Global is a privately owned company located in Raleigh, North Carolina, with branch offices in New York, Dallas and Greensboro.  Global specializes in real-time spreadsheet financial and Business Performance Management analytics tools, and is the author of Global Data Analytic Suite which includes Spreadsheet Server, Executive Dash, Budget Manager and Cost Analyzer.  Global’s products are used in 39 countries, and they support over 700 customers and 2,500 installed products worldwide.  The address of Global’s principal executive office is 3200 Atlantic Avenue, Raleigh, NC  27604, and the telephone number of its principal executive office is (919) 865-5401.

Background of the Asset Sale

          Starting with the annual report for the fiscal year ended March 31, 2002, our management disclosed in our public reports filed with the SEC that we would, among other possible actions, consider selling or merging all or a portion of our operations.  This statement developed out of Timeline’s auditors giving a qualified going concern opinion based upon our “reoccurring losses and negative cash flows” and our inadequate working capital.  Our software operations had consistently lost money and generated negative cash flows for a period of years and we were, in effect, utilizing the proceeds of our patent licensing line of business to support our software operations.

          Initially, management sought to finance or sell our patent portfolio.  This proved unsuccessful for a number of reasons.  Of most importance, in 2002, Timeline was still in the process of defending litigation initiated by Microsoft Corporation.  Microsoft had already caused Timeline hundreds of thousands of dollars in defense costs.  And, while a unanimous decision from the Washington Court of Appeals held in March 2002 that Microsoft’s claims were “impossible to reconcile” with the agreement it had signed, Microsoft was still appealing that decision to the Washington Supreme Court.  This left any potential acquirer or financier of the patents facing continued uncertainty and potential costs.  Microsoft had also refused to repudiate its prior false statements that its Patent License Agreement with Timeline ensured its ISV community their use of Microsoft SQL Server was unencumbered by the patents.  This continued to stymie Timeline in procuring the market presence to which it was entitled under its agreement with Microsoft.

          The difficulties being encountered by this litigation convinced Timeline management that our patent licensing activities, with its propensity for causing litigation, was potentially detrimental to the success of our software licensing business.  Timeline’s model of engaging software manufacturers to sell our products as an “add-on” to their own (e.g., OEMs) depended in part on making long-term relationships with Enterprise Resource Planning (ERP) providers, many of whom were Microsoft ISVs.  Many of these ERP providers were aware that Microsoft was depleting Timeline financially, and any number had relied on Microsoft’s false statements regarding Timeline’s patent rights so were now, if the Court of Appeals was upheld, potentially subject to Timeline patent infringement claims.  While desiring to separate the ownership of our software licensing and patent licensing business units, management became convinced it would not receive appropriate value for either segment until the Microsoft litigation was finally adjudicated.  This occurred in February 2003 when a final judgment was entered after the Supreme Court of the State of Washington denied hearing Microsoft’s final appeal.

          Consequently, in our fiscal 2003 annual report, our president’s letter to shareholders outlined Timeline’s objectives for fiscal 2004 and included a statement that we would entertain a sale or merger of our operations.  However, with the Microsoft litigation behind us, our immediate emphasis was on re-establishing momentum in software operations within the constraints of our lack of adequate working capital.  Despite our emphasis on our software operations, our profit for fiscal 2004 was directly attributable to our success in patent licensing, which continued to subsidize losses from our software operations.  An additional challenge to achieving future profitability arose in fiscal 2004 when the Sarbanes-Oxley legislation passed, causing a significant increase in the costs and expenses with being a public company, particularly our annual audit fees.

          The resulting direction set by the board of directors for fiscal 2005 and beyond was outlined in our fiscal 2004 annual report to shareholders, which was to sell our software operations as a first step in a three part initiative intended to maximize shareholder value.  We believed that software operations was the more appropriate line of business to sell based upon our prior experience and difficulty in trying to sell or finance our patents.  The second step is to commercialize the patents to the best of our abilities.  While we would welcome the opportunity to assign our entire interest in the patent portfolio for adequate value, experience convinced us the more likely scenario would be to license the patents on a case by case basis.  The third and final step is most likely to liquidate the company in the future when, in the opinion of the board of directors, the continued cost of the patent business exceeds expected cash flow.

          During fiscal 2005 and to date thereafter, Timeline, through its officers, had discussions concerning the sale of our software operations with a number of parties.  In the case of five of these, we entered into various non-disclosure agreements and engaged in substantive negotiations for a potential sale.  Due to the requirements of these agreements, we refer to those parties involved other than Global Software, Inc. by pseudonyms herein.  In furtherance of the initial goal of selling software operation, during fiscal 2005 we also deferred initiating any litigation with respect to alleged patent infringements, at least temporarily.  The concern was it would deplete our cash reserves in the short run; and might be detrimental to our immediate efforts.

          Negotiations with Various Potential Acquisition Candidates

          Starting in the summer of 2004, Mike Evans, our then-Managing Director of our U.K. subsidiary, Analyst Financials Limited, with Timeline management’s approval, initiated discussions with an English ERP vendor for the potential sale of the stock of Analyst Financials Limited (“AFL”).  This English-based potential acquirer (generically referred to as “English Candidate”), was a substantial OEM vendor of Timeline software under agreement with AFL.  At the same time, Timeline was in substantive negotiations with a U.S.-based company (“U.S. Candidate”) to acquire the software business and assets of Timeline.  While the U.S. Candidate would include AFL in its acquisition, AFL was not considered of any significant value as it would compete in Europe with products offered by the U.S. Candidate’s parent.  Accordingly, we pursued negotiations with both the English Candidate and the U.S. Candidate to determine which transaction would provide the best value to our shareholders.

          Negotiations with the English Candidate did not result in any agreements and discussions were inactive for some period of time, while negotiations between Timeline and the U.S. Candidate continued for a period of several months.  Nevertheless, on October 4, 2004 and approximately October 6, 2004, a representative of the English Candidate renewed telephonic discussions with Charlie Osenbaugh, our Chief Executive Officer.  The English representative sought and received permission to negotiate through Mike Evans to finance and facilitate an acquisition of the stock of AFL either by Mike Evans or by the English Candidate under an agreement with Mr. Evans.

          Mr. Evans had numerous discussions with Mr. Osenbaugh over the ensuing months.  The English Candidate, pursuant to a non-disclosure agreement with Timeline, began preliminary due diligence on AFL, including reviewing financial information and contracts.  Timeline did not enter into an exclusivity arrangement with English Candidate.  On December 14, 2004, Mr. Osenbaugh, pursuant to a request by the English Candidate, provided information on Timeline’s patents and a subsequent telephone conference was held on December 15, 2004 between Timeline technical personnel and technical personnel of the English Candidate, which covered a variety of topics with respect to our products.

          On February 16, 2005, the English Candidate made a written offer, subject to contract, to acquire the stock of AFL from Timeline for $1,000,000 less the amount of any negative net worth of AFL as of closing and after removal of all inter-company obligations.  The targeted closing date was March 31, 2005.  Due to the negative shareholder’s equity in AFL, this offer would have only netted Timeline approximately $767,000 assuming the balance sheet at December 31, 2004 was unchanged at closing.  Our board of directors reviewed and generally discussed the offer; however, no action was voted upon as the general consensus was that Mr. Osenbaugh and Craig Perkins, our Vice President of Products and Technology, should meet with representatives of the English Candidate to negotiate a higher net price to Timeline prior to any board action.  This offer was from the English Candidate, with Mike Evans not listed as having any ownership interest.

          On February 22, 2005, Messrs. Osenbaugh and Perkins met with three members of the executive team of the English Candidate at their offices in England, and a number of modified and additional terms were tentatively agreed to.  One significant modification was an agreed balance sheet at closing that, in effect, would have made the total sales price $1.0 million on the basis of the December 31, 2004 balance sheet.  This price would be adjusted up or down to reflect the difference between cash and accounts receivables versus liabilities at March 31, 2005, ignoring inter-company accounts (which would be written off) and deferred maintenance (which would be assumed by the English Candidate).  This provision would have increased the purchase price by approximately $125,000.  Mr. Osenbaugh agreed to document these discussions, submit the revised offer to Timeline’s board and respond no later than March 7, 2005.  On February 24, 2005, while still in England, Mr. Osenbaugh drafted a letter outlining the revised terms and sent it to our board of directors and to the English Candidate.  However, on March 1, 2005, the English Candidate emailed its response to the February 24, 2005 letter, containing clarifications and changing the offer from a stock sale to an Asset Sale.  Our auditors estimated that the change in structure to an asset sale would cause AFL approximately $100,000 in taxes.

          Throughout all of these discussions, the parties continued to work with the understanding that the transaction would close on or before March 31, 2005.  Our board of directors met on March 4, 2005, and voted to proceed towards closing the sale of assets with the English Candidate, based on the original offer, as revised by the February 24th letter and the March 1st e-mail response.  In light of this deadline, the parties decided to proceed directly to a definitive purchase agreement rather than a binding letter of intent.  We orally agreed to grant the English Candidate the exclusive right, through March 31, 2005, to acquire AFL.

          On or about March 11, 2005, Timeline was approached by a private equity firm indicating its interest in acquiring Timeline.  During initial conversations, it was determined that the private equity firm’s primary interest was in our U.S. software operations.  This appeared to be a good fit with the English Candidate’s interest in only acquiring AFL and its European software business.  The private equity firm had recently acquired a client of Timeline and had determined the Timeline products were an important part of its portfolio company’s own software’s market appeal.  Subsequently, during the week of March 21, 2005, Craig Perkins provided information responsive to due diligence requests from the private equity firm.

          At the same time, on or about March 13, 2005, Mr. Osenbaugh was contacted by telephone by Matthew Kupferman, President of Global Software, Inc.  Global is a provider of analytic products who became familiar with Timeline through having solicited Timeline end users for Global’s products.  He was impressed by the users’ satisfaction with Timeline products.  Thereupon, he had researched Timeline and decided to pursue a conversation about a potential acquisition.  The attraction for Global was purportedly based upon the following observations:

•	Global’s product had a similar interface in that both Timeline’s and Global’s product user interfaces are surfaced in Microsoft Excel;
•	Timeline’s product utilizes a patented data warehouse approach, a feature Global desires in order to serve some of its larger clients and prospects;
•

Timeline had an established office in London while Global has, over the last several years, established approximately 25 resellers of its products in Europe.  Global has determined this number of resellers and resulting end users would be better served if Global also established a maintenance, service and marketing office in Europe.  The staffing of this office would be along the same lines as is Timeline’s subsidiary, Analyst Financials Limited, with experienced sales and service professionals knowledgeable in analytics on Microsoft platforms;

•

Global desires to grow, including by acquisition, to leverage its existing sales and marketing infrastructure of direct and Value Added resellers.  Likewise, Global, who has no OEM agreements, felt Timeline’s established OEM relationships would compliment and expand Global’s ability to bring product to market.

          During the course of the next several days, the parties entered into a non-disclosure agreement and Mr. Osenbaugh had several conversations with both Matthew Kupferman and Ronald Kupferman, Global’s Chief Executive Officer, discussing the respective businesses and how they might be complementary if operated jointly.

          Mr. Osenbaugh informed Global that Timeline was seeking a sale or merger of its software business and was currently working with several other unnamed suitors.  Mr. Osenbaugh also made Global aware that Timeline was operating under an agreement to deal solely with the English Candidate on the potential sale of the business of AFL through March 31, 2005, but encouraged Global to submit a proposal based on buying its North American software operations.  While Global’s interest was in acquiring our worldwide software operations, it asked for and received permission to conduct further due diligence.

          On March 18, 2005, Craig Perkins, our Vice President of Products and Technology, conducted a web demonstration of Timeline’s products for several members of Global’s management team.  During the time from March 18th through March 28th he also provided information to Global in response to due diligence requests on Timeline’s software business.

          Timeline and the English Candidate were unable to reach a definitive purchase agreement and failed to close its transaction by March 31, 2005.  Our auditors estimated that this delay could cause AFL an additional $138,000 in taxes (or well over 10% of the net proceeds), which was in addition to the $100,000 in taxes for the asset sale.

          On April 1, 2005 Global submitted its written proposal to acquire the Timeline software assets, including the assets of Analyst Financials Limited, for $1,800,000 payable in three equal installments over three years and a payment of 5% of Timeline product sales by Global during the next 36 months. Timeline would also keep its receivables and cover all liabilities other than deferred maintenance and employee accrued vacations.

          Upon receipt of the written proposal, Timeline informed the private equity firm it had received a proposal for the software business and assets of Timeline and if the private equity firm wanted to make a proposal, it should do so immediately.  In response, on April 1, 2005, the private equity firm submitted a letter of intent to purchase our U.S. software operations (exclusive of AFL) for $2,250,000 in cash.  This offer would include all assets and liabilities (other than inter-company), including accounts receivables.

          On April 4, 2005, we held a telephonic board of director’s meeting.  All members of the board, plus Mr. Perkins and Paula H. McGee, our corporate secretary, were in attendance.  Our board of directors reviewed the letters of intent from both Global and the private equity firm, and discussed on-going negotiations with the English Candidate to acquire the assets of AFL.  Our board directed Timeline’s management to continue negotiations with the private equity firm for all of our software assets and with the English Candidate for AFL’s software assets.

          On April 4, 2005, we entered into a non-binding letter of intent with the private equity firm for the sale of our U.S.-based operations, and we informed Global that its proposal was not accepted.  Under the terms of the non-binding letter of intent with the private equity firm, the private equity firm had an exclusive period through April 30, 2005 to conduct due diligence; subject to our right to give a one week notice to shorten the exclusivity period.  Due diligence occurred on a continuous basis through requests for information, product reviews, and included meetings between the private equity firm and our personnel at our executive offices on April 11, 2005 and April 22, 2005.

          On April 6, 2005, Mr. Osenbaugh and a representative of the English Candidate discussed by telephone the problems that had caused the AFL transaction not to close on time.  After a series of discussions, the English Candidate wrote a letter to our board of directors outlining the terms on which the English Candidate would proceed to closing.  A significant new term was that the English Candidate would contribute an additional approximately $57,000 towards the tax problem caused by failure to close by March 31, 2005.  On April 13, 2005, our board of directors reviewed the letter and directed legal counsel to renew its efforts to forge a definitive agreement.  Over the next several weeks, the parties were still unable to reach a definitive agreement.  Ultimately, we agreed to meet at the English Candidate’s offices on May 9, 2005 to personally direct our respective teams in an effort to forge a final agreement.

          On May 3, 2005, the private equity firm informed Craig Perkins it was exercising its right to withdraw its non-binding letter of intent.  It stated as one of its three principal reasons its concern about the proposed transaction with the English Candidate.   Despite terms in the non-binding letter of intent with the English Candidate to the contrary, the private equity firm felt a transaction could not be structured in a manner which would be legally enforceable to assure the private equity firm that the English Candidate could be restricted from generally competing in North America with similar products based upon the same technology.  The private equity firm’s other stated concerns were that our software was too complex to be adequately represented by folding into the operations of the portfolio company it intended; and that our product direction for operating in a Application Service Provider (ASP) framework was not consistent with the private equity firm’s approach.

          On May 4, 2005, Craig Perkins and Charlie Osenbaugh called Matthew Kupferman and arranged a subsequent conference call with both Matthew Kupferman and Ronald Kupferman.  During those conversations it was determined Global’s continued interest in the Timeline software business was sufficient for Messrs. Perkins and Osenbaugh to travel to Global’s headquarters in Raleigh, North Carolina to reinstate negotiations.

          On May 5 and May 6, 2005, Messrs. Perkins and Osenbaugh met with a number of executives of Global in Raleigh, which resulted in drafting a new non-binding letter of intent for the acquisition of all of our software business and assets in the U.S. and Europe.  Of most significance, Global re-asserted its interest was in the operations of both Timeline and our U.K. operations and it would not be willing to make a meaningful proposal which only involved the software assets of Timeline.

          On May 6, 2005, we held a telephonic board of directors meeting to review the terms of the new non-binding letter of intent with Global, and to review the status of negotiations with the English Candidate.  After discussion, our board of directors unanimously approved and authorized our management to enter into the new non-binding letter of intent from Global, and to terminate negotiations with the English Candidate.

          On May 9, 2005, Mr. Osenbaugh informed representatives of the English Candidate that we had entered into a non-binding letter of intent with Global on the previous Friday and we would not continue the negotiations.  In explanation, Mr. Osenbaugh informed the English Candidate that two separate suitors for our U.S. software business had indicated they would not be interested in the acquisition if the transaction with the English Candidate closed.  In part, we believed that we would incur substantial losses if we sold the AFL operations but continued to operate our U.S. operations.  Consequently, our Board had determined it was preferable to enter into an agreement with the party who wanted to buy our entire U.S. and European software business.

          In late May 2005, representatives for Global and Timeline and their attorneys negotiated the terms of the promissory note and security agreement for the $250,000 bridge loan, as contemplated by the non-binding letter of intent.  On June 1, 2005, Timeline signed the promissory note and security agreement in favor of Global, and Global loaned the $250,000 to Timeline.

          During the week of June 6, 2005, management of Global and Timeline discussed certain revisions to the non-binding letter of intent to structure the closing over two phases.  The first phase would include buying our U.K. subsidiary, some of the accounts of Timeline, Inc., and a license to the patents.  The second phase would include our remaining software licensing assets, with the exception of the patents and the assets related to the patents.

In addition, Global proposed to increase the total cash consideration from $1.8 million to $2.0 million and to eliminate the 36—month earn out provisions.  On June 13, 2005, we held a telephonic board meeting to discuss the revised non-binding letter of intent.  After discussion, our board of directors unanimously approved and authorized our management to negotiate and enter into a revised non-binding letter of intent with Global.  Over the next few weeks, management and attorneys for Global and Timeline prepared and negotiated the specific terms of the revised non-binding letter of intent.  On June 27, 2005, the parties entered into the revised non-binding letter of intent.

Reasons for the Asset Sale

          In reaching its decision to approve and recommend the Asset Sale, our board of directors consulted with our management and financial and legal advisors, and considered a variety of factors, including the following:

          Alternatives.  Our board of directors considered the fact that, over a period of approximately 12-18 months, we solicited indications of interest from a number of parties in potential strategic transactions with Timeline, including the possible sale of all or a portion of Timeline’s assets or business.  We have had little interest in our patent business, and as discussed above, we engaged in discussions with several potential strategic partners for the sale of either our European operations or our entire software licensing business.  Of the offers that were presented to our board, only Global made a definitive acquisition proposal for all of our software licensing business, both in the U.S. and in Europe.  The unanimous view of our board of directors was that the terms of the non-binding letter of intent with Global was the best available alternative for Timeline and our shareholders, taking into account the terms of the transaction, including price and type of consideration, assumed liabilities and closing contingencies, and the perceived ability of Global to consummate a transaction in the most expeditious time and manner.  In particular, our board of directors considered the indication of interest from two other companies less favorable because their proposal was for only part of our software business.

          The Opportunities and Challenges Facing Timeline and the Uncertainties Surrounding Timeline’s Ability to Achieve Business Success.  Our board of directors considered the opportunities and challenges facing us, as well as the uncertainties surrounding our ability to successfully execute our business plan, both with respect to the profitability of our software licensing and our patent litigation activities.  Specifically, our board of directors considered the opportunities and challenges relating to, among other things, the uncertainty in our software licensing business to be a sustainable and profitable stand-alone business, our reliance on third party distributors to sell our products, and our lack of cash flows and uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources.  Our board of directors also considered the challenges and risks we face in pursuing our patent licensing strategy, the inherent conflict between our patent litigation and our software licensing business, and the costs of being a public company.

          Business Synergies.  Our board of directors considered the business synergies between Timeline and Global.  We believe there are several important factors in evaluating the synergies between our companies and products:

•	Global’s product has a similar interface in that both Timeline’s and Global’s product user interfaces are surfaced in Microsoft Excel;
•	Timeline’s product utilizes a patented data warehouse approach, a feature Global desires in order to serve some of its larger clients and prospects;
•

Timeline has an established office in London while Global has, over the last several years, established approximately 25 resellers of its products in Europe.  Global has determined this number of resellers and resulting end users would be better served if Global also established a maintenance, service and marketing office in Europe.  The staffing of this office would be along the same lines as is our U.K. subsidiary, Analyst Financials Limited, with experienced sales and service professionals knowledgeable in analytics on Microsoft platforms; and

•

Global desires to grow, including by acquisition, to leverage its existing sales and marketing infrastructure of direct and Value Added resellers.  Likewise, Global, who has no OEM agreements, felt Timeline’s established OEM relationships would compliment and expand Global’s ability to bring product to market.

          Terms of the Non-Binding Letter of Intent.  Our board of directors considered the general terms and conditions of the non-binding letter of intent, and the fact that a definitive purchase agreement has not yet been finalized and entered into.  The board considered the possibility of the definitive purchase agreement containing terms that are materially different, new or changed from the letter of intent, as well as the risk of the parties being unable to agree to the terms of and enter into a definitive purchase agreement.

          Employment Offers. Our board of directors also considered that Global would extend offers of employment to many of our employees who are actively employed in or primarily provide services to our software licensing business.

          Cash Payment at closing and over time; Bridge Loan; Lack of Financing Condition; Lack of Collateral for Deferred Payments.  Our board of directors considered that $1.0 million of the total purchase price for the sale of the software business is to be paid in cash at closing – of which $620,000 would be paid at closing of the Stock Sale and $380,000 would be paid at closing of the Asset Sale.  The remaining $1.0 million would be paid over the next three years – of which $240,000 would be paid on each of the 18 and 36-month anniversaries of closing the Stock Sale, and $260,000 would be paid on each of the 18 and 36-month anniversaries of closing the Asset Sale.  In addition, Global provided us with the $250,000 bridge loan to help fund our working capital needs between the date of the non-binding letter of intent and the closing of the Stock Sale.  Global’s obligation to consummate both the Stock Sale and the Asset Sale is not subject to any financing contingencies, providing greater certainty for Timeline and our shareholders.  The board also considered that the deferred payments over the three years following closing would be guaranteed by Global (if Global assigned its rights to a subsidiary), but would be general unsecured obligations of Global.

          Taxable Transaction.  Our board of directors considered that although the Asset Sale will result in a taxable gain to Timeline for United States federal income tax purposes, a substantial portion of the taxable gain is anticipated to be offset by current year losses from operations and available net operating loss carryforwards.   Furthermore, structuring the sale of 100% of our interest in our U.K. subsidiary, Analyst Financials Limited, as a stock sale rather than an asset sale should remove the substantial tax issues that were presented on the proposed asset sale by the UK Candidate within that company.

          Expenses.  Our board of directors also considered that Timeline will incur costs and expenses in connection with completing the Stock Sale and Asset Sale which are estimated to be approximately $50,000 and there will be substantial management time and effort devoted to closing the Asset Sale, which could cause disruptions to our business.

          Risk of Not Completing Asset Sale.  Our board of directors also considered that there is no assurance that all conditions to the parties’ obligations to complete the Asset Sale will be satisfied or waived and, as a result, it is possible that the Asset Sale may not be completed.  In particular, the single largest condition to closing is that Timeline shareholders holding at least 75% of the outstanding common stock approve the Asset Sale.  Because Stock Sale and the Asset Sale are independent transactions, if we close the Stock Sale but the Asset Sale does not close for any reason, we will still be bound by the terms of the Stock Sale and we will have sold to Global our U.K. operations and granted license rights to our software and patents to our Analyst Financials products, and we would continue to operate our software license business in the U.S.

          The foregoing discussion of the information and factors considered by our board of directors is not exhaustive.  Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the Asset Sale is fair to and in the best interests of Timeline and its shareholders.  Rather, the determination to recommend that our shareholders approve the Asset Sale was made after consideration of all of the factors taken as a whole.  In addition, individual members of our board of directors may have given different weights to different factors.

Terms of the Definitive Purchase Agreement

          The definitive purchase agreement will be the primary legal document for the Stock Sale and the Asset Sale and will set forth the specific rights and obligations of Timeline and Global.  However, as of the date of this proxy statement, Timeline and Global have not yet finalized and entered into a definitive purchase agreement.  Either party has the right to terminate the non-binding letter of intent and the definitive purchase agreement if (a) the closing of the Stock Sale has not occurred by July 15, 2005 or (b) the closing of Asset Sale has not occurred by August 31, 2005.  Because we have a short time frame for closing, we are soliciting shareholder approval based on the terms of the non-binding letter of intent.  We are asking our shareholders to authorize Timeline to enter into and consummate the Asset Sale, pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion.  The definitive purchase agreement may contain terms and conditions that are different from or in addition to the terms set forth in the non-binding letter of intent.  The definitive purchase agreement will contain standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions. Some of these terms and changes from the non-binding letter of intent may be material.  As soon as the definitive purchase agreement has been finalized, we intend to make it available to shareholders for review prior to the Shareholder Meeting by filing a copy of it with the SEC on Form 8-K.  However, we do not intend to resolicit shareholder approval after the definitive purchase agreement has been signed, even if the changes are material, because of the short time-frame available to us to obtain shareholder approval and because of the high costs associated with the mailing and resolictation.

Non-Binding Letter of Intent

          In May 2005, as revised on June 27, 2005, Timeline and Global entered into a non-binding letter of intent with respect to the Asset Sale.  The non-binding letter of intent sets forth the general principles and agreements of the parties regarding the Stock Sale and Asset Sale, but the actual final terms of the Asset Sale will be contained in the definitive purchase agreement to be entered into between the parties.  The definitive purchase agreement will contain provisions that are in addition to or different from those in the non-binding letter of intent, and may include material change from the terms of the non-binding letter of intent.  A copy of the non-binding letter of intent is attached as Annex A to this proxy statement, and we encourage our shareholders to carefully read the non-binding letter of intent in its entirety.

Description of the Stock Sale to Global

          The first stage in the sale of our software licensing business to Global is the sale of 100% of stock in our U.K. subsidiary, Analyst Financials Limited, and certain other assets.  The Stock Sale does not require the approval of our shareholders, and is intended to close on or before July 15, 2005.  The discussion in this proxy statement assumes that the Stock Sale will be completed prior to the Shareholder Meeting.  The following is a summary of the material terms of the Stock Sale as set forth in the non-binding letter of intent:

•	Timeline to sell to Global Software the following:
	•	100% of the outstanding equity interests in Analyst Financials Limited (excluding outstanding accounts receivable, cash, deposits and prepaid expenses at closing);
	•	all customer lists, customer contracts, goodwill, contracts and contract rights held by Timeline with regard to the UK Subsidiary’s customers, whether in the United States or overseas;
	•	a non-exclusive license to use the names “Analyst Financials” and “Analyst Suite” and stylized marks derivative thereof;
	•	our maintenance and support agreements for the Infinium product; and
	•	all books and records related to the foregoing.

•

Timeline to grant to Global Software a non-exclusive, perpetual, fully paid license to the source code of our Analyst Financials software product and our related patents, including the right to sublicense to OEMs, VAR, resellers, other distributors and end users, in connection with the worldwide sale and distribution of the Analyst Financials product, but not including sales, licenses or distributions to any of our existing customer accounts;

•

Global Software to pay to Timeline $1,100,000, of which (i) $620,000 (less the outstanding principal and interest under the bridge note, as described below) will be paid in cash at the first closing, (ii) $240,000 will be payable 18 months after the first closing (bearing simple interest at a rate of 6% per annum), and (iii) $240,000 will be payable 36 months after the first closing (bearing simple interest at a rate of 6% per annum).  The deferred payments will be guaranteed by Global, but will not otherwise be secured by any assets of Global or other collateral.  The amount of the second deferred payment may be reduced to $220,000 if shareholder approval of the second Transaction is not obtained by August 31, 2005 (see “Closing Conditions” below).  ;

•

Global Software to assume certain liabilities related to the U.K subsidiary, including the office lease in Chiswick, London, England, ongoing obligations with respect to prepaid maintenance fees with respect to the U.K. subsidiary’s customer contracts and the other customer contracts being assigned, and accrued vacation time for any employees hired by Global Software at the first closing, and Timeline will assume all other liabilities of the U.K. subsidiary that arise prior to the closing of the Stock Sale; and

•	Global Software to hire up to six employees of our U.K subsidiary, and up to two of our U.S.-based employees.

          There will be many conditions to closing the Stock Sale, many of which are outside of the parties’ control, and Timeline cannot predict whether these conditions will be satisfied.  The final list of closing conditions will be set forth in the definitive purchase agreement to be negotiated.  The discussion in this proxy statement assumes that the Stock Sale will be closed prior to the Shareholder Meeting; however, the following is a list of the closing conditions currently listed in the non-binding letter of intent with respect to the Stock Sale:

•	Global to satisfactorily complete its due diligence review of Timeline;
•

the leases for the U.K. subsidiary’s offices in Chiswick, London, England to be assigned to Global on terms acceptable to it, and Global to have negotiated the assignment to it of our Bellevue, WA office lease to be effective only upon closing the Asset Sale;

•	all necessary third-party and governmental approvals to the Stock Sale to be obtained;
•	the assignment of all customer contracts being assigned to Global in the Stock Sale, and all necessary third-party consents to assign such customer contracts to be obtained;
•	no material adverse change in our business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities to have occurred since March 31, 2005; and
•	the boards of directors of Timeline and Global to have approved both the Stock Sale and the Asset Sale.

Bridge Loan from Global

          As contemplated by the non-binding letter of intent, on June 1, 2005, we entered into a secured promissory note and security agreement for a $250,000 loan from Global, to fund our working capital and operating expenses through closing of the Stock Sale.  We borrowed the entire $250,000, and the principal bears interest at 6% per annum, compounded annually.  The note is secured by a first priority security interest in all of the assets related to our software licensing business covered by the non-binding letter of intent.  The note is due and payable on the earlier of

•	July 15, 2005,
•	closing of the Stock Sale as contemplated by the non-binding letter of intent, or
•	termination of either the non-binding letter of intent or the definitive purchase agreement.

Upon the maturity date of the note, we have the right to elect to repay the note either in full or in four successive and equal quarterly payments, with each payment being made on the final business day of each fiscal quarter following the maturity date; however, after the maturity date, interest on the outstanding principal balance on the note accrues at the rate of 8% per annum.  Upon an event of default, as described in the note, all outstanding principal and interest will be immediately due and payable.

Description of the Asset Sale to Global

          Assets to be Sold or Licensed to Global and Assets Retained by Timeline

          Assets to be Sold to Global

          Subject to and upon the terms and conditions set forth in the definitive purchase agreement, at the closing of the Asset Sale we intend to sell to Global substantially all of the remaining assets relating to our software licensing business that were not sold to Global in the Stock Sale.  These assets include the following:

•

our software products known as Analyst Financials / Analyst Suite and WorkWise® Data Agent Server and Business Alerts (including all source and object code, all prior versions, versions under development, documentation including installation, implementation and help manuals and guides for users and programmers/developers) (the “Software-Related Assets”);

•

our trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated with the Software Related Assets whether in the United States or overseas (excluding our patent rights, which are to be licensed to Global);

•	our customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers of our software licensing business (other than accounts receivable);
•	our right, title and interest in the names “Timeline” (other than “Timeline, Inc.”), “WorkWise,” “Analyst Financials,” “Analyst Suite” and stylized marks derivative thereof;
•	substantially all of our equipment, and all of our inventory, fixtures and capitalized software; and
•	all books and records related to the foregoing.

          Assets to be Licensed to Global

          Subject to and upon the terms and conditions set forth in the definitive purchase agreement, at the closing of the Asset Sale we intend to grant to Global a valid, perpetual, fully-paid non-exclusive license to our patents, including the right to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the software licensing business sold to Global.  The patents to be licensed include the following:

Patent No.	Title

6,631,382	Data retrieval method and apparatus with multiple source capability
6,625,617	Modularized data retrieval method and apparatus with multiple source capability
6,026,392	Data retrieval method and apparatus with multiple source capability
6,023,694	Data retrieval method and apparatus with multiple source capability
5,802,511	Data retrieval method and apparatus with multiple source capability
6,738,757	System for database monitoring and agent implementation

          Assets to be Retained by Timeline

          We will retain all assets not sold to Global, including the following:

•	our patents, patent license agreements and royalty agreements, including all causes of action, claims and rights against third parties that relate to our patents;
•	our cash, accounts receivable, deposits, prepaid expenses and cash equivalent items at closing;
•	our tangible personal property not used in our software licensing business; and
•	rights under any life insurance policies owned by us.

          Description of Liabilities to be Assumed and Retained

          Liabilities to be Assumed by Global

          In connection with the Asset Sale, Global will assume certain liabilities related to our software licensing business, including the following:

•	obligations arising after closing under our office lease in Bellevue, Washington;
•	obligations with respect to prepaid maintenance fees as of closing with respect to the assets sold in the Asset Sale; and
•	obligations with respect to accrued vacation time as of closing for key employees hired by Global.

          Liabilities to be Retained by Timeline

          We will retain all liabilities not assumed by Global, including the conduct or operation of our business relating to our patents.  In addition, we will be responsible for any customer claims or customer warranty claims with respect to any goods sold and services rendered by us prior to closing, even if such claims relate to the software license business being sold to Global, regardless of whether the claims arise before or after the closing.

          Cash Consideration by Global

          Global agreed in the non-binding letter of intent to pay to us $900,000 in cash consideration for the Asset Sale, payable as follows:

•	$380,000 is payable at closing;
•	$260,000 payable on the 18-month anniversary of closing (bearing simple interest at a rate of 6% per annum); and
•	$260,000 payable on the 36-month anniversary of closing (bearing simple interest at a rate of 6% per annum).

The deferred payments will be guaranteed by Global, but will not otherwise be secured by any assets of Global or other collateral.

          Royalty Agreement with Global

          In connection with the definitive purchase agreement, we intend to enter into a royalty agreement with Global.  Under the royalty agreement, if Global or any of our key employees hired by Global assist us (at our request) with respect to the prosecution of any patent infringement claim against a third-party, we will pay to Global 3% of all amounts that we receive as a result of such infringement claim.  We will not be obligated under the royalty agreement to make any payments to Global for assistance if any of our key employees hired by Global is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding our patents.

          Conditions to Completion of the Asset Sale

          The non-binding letter of intent contemplates that the parties’ obligations to consummate the Asset Sale will be subject to the satisfaction or waiver of a number of closing conditions, including those described below.  There are also closing conditions to the Stock Sale (as described above); however, the discussion in this proxy statement assumes that the Stock Sale is completed prior to the Shareholder Meeting.  The definitive purchase agreement may contain additional or other closing conditions.  The closing conditions to the Asset Sale consist of the following:

•

no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or our business to have occurred since the closing of the Stock Sale;

•	up to six of our key employees to have entered into employment agreements with Global;

•	all necessary third-party and governmental approvals to the Asset Sale to be obtained; and
•	Timeline’s shareholders to have approved the Asset Sale.

          No Regulatory Approvals

          Timeline is not aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Washington Business Corporation Act in connection with the Asset Sale.  Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.  There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Asset Sale.

          Termination of the Letter of Intent and Definitive Purchase Agreement

          If the closing of the Asset Sale has not occurred on or prior to August 31, 2005, either party may terminate the non-binding letter of intent and the definitive purchase agreement, in which case the Asset Sale would be terminated.  However, if on August 31, 2005 the only condition to closing the Asset Sale that has not been satisfied is the approval by our shareholders, then, at our sole option, (a) the August 31 date may be extended until September 30, 2005 and (b) the amount of the second deferred payment from the Stock Sale (payable by Global on the 36-month anniversary of the closing of the Stock Sale) will be reduced from $240,000 to $220,000.

          Contingent Service and Support Agreement

          In the event the Asset Sale is not approved by our shareholders and is terminated, we have agreed in the non-binding letter of intent to provide certain service and support, as follows:

•

provide to Global and its employees, agents and representatives with the equivalent of eight man-hour weeks (each man-hour week consisting of 40 hours) of technical training over a four-month period, at no additional cost to Global;

•

provide to Global (a) service packs and releases for a period of at least 18-months, at no additional cost to Global, and (b) after such 18-month period, service packs and releases at our standard maintenance rate charged to our other customers; provided, however, our obligations for service packs and releases will terminate in the event we are acquired by a third party or sell all or substantially all of our assets; and

•

provide to Global with a right of first refusal to enter into an outsourcing arrangement with us to market, sell or service our customers, prior to accepting any third party offer to effectuate a similar outsourcing arrangement, provided however that the terms of any outsourcing arrangement shall be on terms acceptable to us, including as to price and quality of service, as determined by us in our reasonable sole discretion.

          Cancellation Fee and Expense Reimbursement

          We have agreed in the non-binding letter of intent under certain circumstances to pay to Global a cancellation fee of $200,000 plus its reasonable attorneys’ fees, accountants’ fees and appraiser’s fees, plus repayment of all principal and interest under the bridge loan.  The events triggering payment of the cancellation fee consist of the following:

•	if we breach the exclusivity provisions in the non-binding letter of intent;
•	if we fail to diligently proceed in good faith with the consummation of the Stock Sale and Asset Sale; or
•	any termination of the non-binding letter of intent or the definitive purchase agreement due to a material breach by us or by any of our officers or directors.

          Similarly, Global has agreed in the non-binding letter of intent under certain circumstances to pay to us a cancellation fee of $200,000 plus our reasonable attorneys’ fees, accountants’ fees and appraiser’s fees.  The events triggering payment of the cancellation fee by Global consist of the following:

•	if Global fails to diligently proceed in good faith with the consummation of the Stock Sale and Asset Sale (other than due to a material adverse change in our software licensing business); or
•	any termination of the non-binding letter of intent or the definitive purchase agreement due to a material breach by Global or by any of its officers or directors.

          Covenants regarding Exclusivity, Non-Competition and Non-Solicitation

          Exclusivity of Negotiations

          We agreed in the non-binding letter of intent to work exclusively with Global towards the closing of the Stock Sale and Asset Sale, until the earlier of (a) July 15, 2005 or (b) the termination of negotiations by Global.  As such we agreed that we would not

•

directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving us or our assets,

•

directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, us or our assets (and we agreed to notify Global promptly of the receipt of any unsolicited offer), or

•	dispose of any assets that would constitute a part of the assets to be acquired by Global other than in the ordinary course of business.

          Non-Competition and Non-Solicitation Covenants

          The letter of intent contemplates that the definitive purchase agreement will include a provision under which we agree, for a period of four years after closing, not to compete with the software licensing business being sold to Global, and not to solicit either the customers of the software licensing business or our employees hired by Global.  The actual terms of any non-competition or non-solicitation obligations will be set forth in the definitive purchase agreement.

Nature of Our Business After the Asset Sale

          Following the sale of our software licensing business, we will continue to own our patents and patent license and royalty agreements, and we intend to continue our line of business of patent licensing.  Timeline currently holds six patents issued by the U.S. Patent and Trademark Office on our technology and we have a total of 136 issued claims.  We have also been granted patents in Australia, Canada, China, Hong Kong, Israel, Singapore, and Mexico.  We have a number of pending patent applications, and believe additional international patents may be granted during fiscal 2006.

          In 1998, Timeline received the first of its patents on its method of automating the process of defining and using data marts for analysis of data originally sourced in other software applications.  Shortly thereafter, we began to commercialize those inventions through licensing the patents to third parties, and since March 1998, we have licensed our patents to ten organizations for total license fees of approximately $14 million.  We believe the importance of these patents far exceeds Timeline’s ability to build and license variety of potential product embodiments which would be of benefit to end users.  Consequently, we have operated this patent licensing line of business in parallel with our software licensing operations.  We also believe this line of business would have been profitable on a stand-along basis, even supporting the burden of public overhead.  Following the sale of our software operations, it is our intent to continue pursuing our patent licensing line of business until it has either saturated the market or the patents are obsolete through the passage of time, changes in technology, or legal setbacks.

          The pro forma financial information included herein indicates that licensing of patents as a stand alone business would have, under the assumptions noted, generated a combined profit during the three years ended March 31, 2005.  For purposes of this pro forma presentation, we allocated all costs of maintaining a public entity solely against the patent licensing business segment.  Furthermore, we believe that during the three prior fiscal years ended March 31, 2000 through 2002, the patent line of business would have, under assumptions consistent with the pro formas, generated a net profit in excess of another $5.7 million.  One of the underlying reasons for selling the assets of the software licensing business is to allow for increased patent licensing activity without concern for the perceived negative affect it may have on the software line of business.  This increased activity may require prosecuting outstanding and new patent infringement claims against third parties.

          Following the Asset Sale, we will continue to be a public company.  We also intend to evaluate and potentially explore all available alternatives.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  Although our board of directors has not yet made any determination, such alternatives may include ultimate dissolution and liquidation of Timeline, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize shareholder value and manage our outstanding liabilities.

Timeline’s Use of Proceeds from the Asset Sale and Stock Sale

          We intend to use the proceeds from the Asset Sale and Stock Sale to pay off our accounts payable and other liabilities.  The remaining amounts would be used to fund our ongoing operations, including employee expense, fees and costs relating to patent application and maintenance, costs and expenses (including attorneys’ fees) associated with prosecuting patent infringement cases, and ongoing costs of being a public company.  Because the size of our continuing patent operations would be substantially less than needed for our current software licensing business, we would significantly downsize our office space and would expect to employ only two employees going forward.

          In addition, we anticipate that in March 2006 our board of directors will consider whether to pay a dividend to shareholders from the proceeds of the sale.  Any distribution will be covered by United States tax laws.  Due to the deferred nature of some of the payments from the Asset Sale and Stock Sale, we will not qualify to treat the sales as a partial liquidation under the current tax laws.  Treatment as a partial liquidation would allow all net sale proceeds to qualify as a distribution of capital and capital gains treatment of any gain at the shareholder level.  Regardless, such treatment requires a distribution of all proceeds.  That would not, in the opinion of the board, be appropriate as a substantial portion of the monies are intended to be retained to fund our patent licensing business going forward.  Consequently, any distribution to shareholders will be characterized under the normal rules for paying dividends.

          A dividend is treated as ordinary income to a shareholder to the extent of either accumulated or current year earnings and profits.  Timeline has sufficient deficits on an accumulated basis to cover any gain on the sale of assets discussed herein.  It would also appear that the gain, if any, on the sale will not generate current year’s earnings and profits in excess of losses through the date of closing.  However, until fiscal year-end (March 31, 2006), the amount of current year’s earnings and profits cannot be ascertained.  The results of our efforts on patent licensing post-closing will determine whether a distribution would be taxable, treated as a return of capital, or as capital gain or ordinary income.

          Additionally, our board must consider the costs associated with closing the sales, the results of software operations through closing, and the expenses and revenues, if any, expected to be generated by the patent licensing business when making a determination.  The board’s current intentions are to make a distribution, which is currently estimated at 10 to 15 cents per share, if, at year end finances are as expected and there are not current earnings and profits.

Interests of Certain Persons in the Asset Sale

          Timeline does not have any agreements that would require payment to any of our executive officers, directors or employees in connection with the Asset Sale.

          None of our directors, executive officers, or any associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the Asset Sale.

          Under the letter of intent, it is a condition to closing the Asset Sale that certain of our key employees who are actively employed in and/or primarily provide services to our software licensing business will enter into employment agreements with Global.  We anticipate that Craig Perkins, our Vice President of Products and Technology, will be employed by Global following the Asset Sale.  We do not know the specific terms of his employment agreement, but anticipate that it will include Global’s standard benefits package.

Tax Consequences of the Asset Sale

          The following is a summary of certain United States federal income tax consequences from the Asset Sale.  This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

          The sale of assets by Timeline will be a taxable transaction for United States federal income tax purposes. Accordingly, Timeline will recognize a gain or loss with respect to the sale of assets in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by Global in the Asset Sale.  Although the Asset Sale will result in a taxable gain to Timeline, we believe that all of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

Selected Pro Forma Financial Information

          Unaudited pro forma financial information is attached to this proxy statement as Annex C.  The unaudited pro forma consolidated statements of operations give effect to the Asset Sale as if it had occurred on March 31, 2005, and the unaudited pro forma consolidated balance sheet gives effect to the Asset Sale as if it had occurred on March 31, 2005.

Dissenters’ / Appraisal Rights

          Our shareholders will be entitled to dissenters’ rights as a result of the Asset Sale under the provisions of Section 23B.13.010 et seq. of the Washington Business Corporation Act and to have the fair value of Timeline’s shares paid in cash.  The amount to be paid to dissenting shareholders could be more than or less than the value they would receive in the Asset Sale.  To exercise dissenters’ rights, you must follow procedures that include giving notice to Timeline and not voting to approve the Asset Sale.

          We describe below the steps which you must take if you wish to exercise dissenters’ rights with respect to the Asset Sale.  This description is a summary only and is not complete.  You should read RCW 23B.13.010 et seq. of the Washington Business Corporation Act, a copy of which is attached as Annex D to this proxy statement. Failure to take any one of the required steps may result in termination of your dissenters’ rights under the Washington Business Corporation Act.  If you are considering dissenting, you should consult your own legal advisor.

          To exercise dissenters’ rights, you must satisfy five conditions:

          •          You must be a shareholder of record.  To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares as of June 30, 2005.  If your shares are held in street name or are held of record by a broker or other person, you must take action to cause the broker or other holder of record take the steps described below to dissent with respect to the shares you beneficially own.

          •          You must file a written notice before the special meeting.  You must send a written notice to Timeline of your intention to exercise dissenters’ rights for your shares.  This written notice must be received by Timeline before the vote is taken to approve the Asset Sale.  Voting against the Asset Sale, by itself, does not constitute notice of an intention to exercise dissenters’ rights.

          •          You must not vote in favor of the Asset Sale.  You must not vote your shares at the special meeting in favor of the Asset Sale.  This requirement may be satisfied in one of the following ways:

•	if you do not return your proxy card and you do not vote at the special meeting in favor of the Asset Sale;
•	if you submit a properly executed proxy with instructions to vote “against” the Asset Sale or to “abstain” from voting; or
•	if you revoke a proxy and later “abstain” from or vote “against” the Asset Sale.

          A vote for the Asset Sale is a waiver of dissenters’ rights.  If you return a signed proxy card and do not indicate a voting preference, the proxies will vote your shares in favor of the Asset Sale, and this will constitute a waiver of your dissenters’ rights.  Failure to vote does not constitute a waiver of dissenters’ rights.

          •          You must file a written dissenters’ notice after the Asset Sale.  If the Asset Sale is approved, Timeline will deliver a written dissenters’ notice to all shareholders who have satisfied the above requirements.  You must complete this notice, including demanding payment of fair value for your shares, stating your name and address, and certifying the number of dissenting shares held of record on June 30, 2005.  You must send this completed written notice to Timeline by the date specified in the notice.

          •          You must send your stock certificates for dissenting shares to Timeline.  You must send your Timeline stock certificates for dissenting shares to Timeline no later than the date specified in the written dissenters’ notice.

          If any of the conditions described above are not satisfied, you will have waived your dissenters’ rights.  If all of the conditions described above are satisfied, Timeline will pay to each shareholder who properly exercises his or her dissenters’ rights the “fair value” of the dissenting shares, plus interest, as determined by Timeline.  If Timeline does not make payment within 60 days or if a dissenting shareholder is dissatisfied with the payment of fair value, the dissenting shareholder must notify Timeline within 30 days after payment is made and must provide his or her own estimate of the fair value of the dissenting shares and demand payment from Timeline.  If the parties cannot agree on the fair value of the dissenting shares, Timeline must commence a court proceeding to determine the value of the shares, plus interest.  The costs of the court proceeding, including reasonable compensation for any appraisers appointed by the court and attorneys’ fees, will be assessed as the court considers equitable.

          The “fair value” of any dissenting shares may be higher, the same, or lower than the net per share consideration to be received by Timeline in the Asset Sale.

No Opinion of Financial Advisor

          Our board of directors determined not to retain a financial advisor in connection with the proposed sale of our software licensing business to Global, and has not received any opinion from a financial advisor or other third party that the cash payments to be received by Timeline in the Asset Sale was fair, from a financial point of view, to Timeline.  Over the past 12-18 months, we have engaged in extensive discussions and negotiations with, and have received several letters of intent from, other potential interested acquisition parties.  As a result, our board of directors believes that it has a good understanding of the perceived market value of the company and its business, and what a disinterested third-party would be willing to pay.  Accordingly, our board of directors believes that the financial consideration offered by Global is fair to Timeline and its shareholders.

Recommendation of Our Board of Directors

          Our board of directors has determined that the Asset Sale is expedient and for the best interests of Timeline and its shareholders. Our board of directors has approved the Asset Sale, based on the terms of the non-binding letter of intent, and recommends that the shareholders vote in favor of the proposal to approve and adopt the Asset Sale, pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by our board of directors in its sole discretion.

Vote Required to Approve the Asset Sale

          Under Section 7 of our Articles of Incorporation, as amended, the Asset Sale requires approval by the holders of at least 75% of the outstanding shares of our common stock entitled to vote at the special meeting.  If we fail to obtain the shareholder approval of the Asset Sale, we will not be able to consummate the Asset Sale and either Timeline or Global may terminate the non-binding letter of intent and definitive purchase agreement.

PROPOSAL 2:  PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

Elimination of Shareholder Super-Majority Voting Provisions

          Our board of directors has unanimously approved and recommends that the shareholders approve an amendment to Article 7 to the Articles of Incorporation to reduce the 75% super-majority voting requirement to a simple majority for mergers, asset sales, amendments to the Articles of Incorporation and other similar transactions.  Currently, Article 7 to our Articles of Incorporation reads as follows:

“To be adopted by the shareholders, amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by the shareholders entitled to vote thereon by seventy-five percent (75%) of all the votes entitled to be cast.”

          The provisions of Article 7 have been in our Articles of Incorporation since 1993, before we became a public company.  Such provisions are generally intended to encourage a person making an unsolicited bid for a company to negotiate with the board of directors to reach terms that are fair and provide the best results for all shareholders.  Without such provisions it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the company without negotiating with the board to achieve the best results for other shareholders.  However, as evidenced by the proposal in this proxy statement for the Asset Sale, the requirement of 75% super-majority shareholder approval increases the time it takes, for example, to complete a sale or merger and substantially increases the cost of the transaction.  Obtaining 75% shareholder approval also makes it difficult to do many transactions in a timely and economic manner.  Moreover, the time delay and additional contingencies imposed by these restrictions potentially make a transaction with the company less desirable, when other potential candidates are not subject to such restrictions. In addition, many investors and others have begun to view these provisions as conflicting with principles of good corporate governance.  While these measures can be beneficial, the board recognizes there are also compelling arguments for having a lower threshold for shareholder votes.  The requirement of a supermajority vote can limit the ability of shareholders to effect change by essentially providing a veto to a large minority shareholder or group of shareholders.  A lower threshold for shareholder votes can increase shareholders’ ability to effectively participate in corporate governance.

          The board also believes that this provision is significantly more burdensome than the provisions that are required by corporate law and than are generally applicable to other publicly-traded corporations.  For example, the Washington Business Corporation Act provides that amending the articles for public companies only requires a simple majority vote, unless the articles of incorporation require a greater percentage.  In addition, the rules of the Nasdaq Stock Market and the New York Stock Exchange require only a simple majority approval for a merger, sale of assets or dissolution.

          For these reasons, our board of directors has come to the conclusion that the provisions of Article 7 place undesirable restrictions on our ability to successfully negotiate transactions that our board believes are in the best interests of the company and our shareholders.  The board believes that the proposed amendment to reduce these restrictions is appropriate and advisable and will enable us to more effectively pursue transactions that our board believes are desirable for the company and our shareholders.  The amendment is not being proposed in connection with any particular transaction or negotiations to which Timeline is a party.  In particular, even if the amendment is approved by the shareholders at the Shareholder Meeting, it will not have any effect on the vote required on the proposal to approve the Asset Sale.  Accordingly, our board has authorized an amendment to the Article of Incorporation, subject to approval of the shareholders, to change the voting requirement in Article 7 to a simple majority approval.

Effect of Proposed Amendment to the Articles of Incorporation

          If this Proposal 2 is approved by the shareholders, any merger, sale of substantially all the assets, dissolution, or future amendment to the Articles of Incorporation would require only majority approval of the shareholders.

          As described above, if the Stock Sale and Asset Sale are completed, we intend to continue our patent licensing business.  Ultimately, we anticipate that we will either seek to sell our patent business, either by a merger or sale of assets, or liquidate and dissolve the company.  The proposed amendment to the Articles of Incorporation would decrease the shareholder approval needed for any such sale, merger or dissolution.  The effect of this proposed amendment will be that holders of 50% of the our outstanding shares will be able to cause the approval of any transaction that requires shareholder approval under Washington law even if a substantial minority of the outstanding shares vote against the transaction.

          The text of the proposed amendment to the Articles of Incorporation is set forth in Annex B to this proxy statement.  If approved, this proposal will become effective upon the filing of Articles of Amendment to the Articles of Incorporation, as amended, of the Company with the Washington Secretary of State, which we would do promptly after the special meeting.  At such time, the board of directors would also consider and act upon any amendments to our bylaws that would make the bylaws consistent with the proposed amendment.

Recommendation of Our Board of Directors

          Our board of directors has unanimously approved the amendment to the Articles of Incorporation and recommends that the shareholders vote “FOR” this proposal.

Vote Required to Approve the Amendment to the Articles of Incorporation

          In accordance with the Articles of Incorporation, the affirmative vote of holders of at least 75% percent of the outstanding shares of common stock is required to approve this proposal.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          The following table shows how much of our common stock was beneficially owned as of June 30, 2005 by (i) each known holder of 5% or more of our common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group.  The information in this table is based upon information supplied by executive officers, directors and principal shareholders. To our knowledge and except as set forth in the footnotes to the table, each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.  Unless indicated otherwise, each holder’s address is c/o Timeline, Inc., 3055 112th Avenue N.E., Suite 106, Bellevue, Washington 98004.

          The column labeled “Options/Warrants” below reflects shares of common stock that are subject to options or warrants that are currently exercisable or will become vested or exercisable within 60 days of June 30, 2005. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options or units, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 4,190,998 shares outstanding at the close of business on June 30, 2005.

	Shares of Common Stock Beneficially Owned

Beneficial Owner	Number of Shares	Options/Warrants Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Total

Charles R. Osenbaugh(1)	426,194	227,000	653,194	14.8%
Craig R. Perkins(2)	49,601	45,000	94,601	2.2
Donald K. Babcock(3)	157,838	2,000	159,838	3.8
Kent L. Johnson	54,872	—	54,872	1.3
Terry Harvey	214,741	10,000	224,741	5.3
Timeline Inc. Employee Stock Ownership Plan(4)	412,453	—	412,453	9.8
All directors and executive officers as a group (five persons)(5)	903,246	284,000	1,411,987	32.6

(1)

Option numbers include (i) an aggregate of 100,000 shares issuable under two performance-based stock options held by Mr. Osenbaugh which vest and become exercisable when the common stock closes trading at $5.00 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment, and (ii) an aggregate of 50,000 shares issuable under performance-based stock options held by Mr. Osenbaugh which vest and become exercisable when the common stock closes trading at $7.50 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment.  Share numbers include 106,858 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Osenbaugh’s account.  Does not include: (i) 314,201 shares held in the Timeline, Inc. Employee Stock Ownership Plan for which Mr. Osenbaugh serves as a trustee and shares investment power, for which shares Mr. Osenbaugh disclaims beneficial interest except to the extent of his pecuniary interest; and (ii) 15,015 shares held in an individual retirement account belonging to Mr. Osenbaugh’s spouse, 5,000 shares held in trust for Mr. Osenbaugh’s niece, and 1,000 shares held in each of Mr. Osenbaugh’s two daughters’ accounts, for all of which shares Mr. Osenbaugh disclaims beneficial interest.

(2)	Includes 25,120 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Perkin’s account.
(3)	Includes 20,663 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Babcock’s account.
(4)	Beneficial ownership consists solely of shared investment power. Trustees of the ESOP do not have voting authority over shares in the ESOP that have been allocated to participants’ accounts.
(5)	Consists of Messrs. Osenbaugh, Perkins, Babcock, Johnson, and Harvey. Includes an aggregate of 152,641 shares held in the Timeline, Inc. Employee Stock Ownership Plan.

SHAREHOLDER PROPOSALS

          Only such business will be conducted at this special meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Special Meeting of Shareholders.

          If you want to submit a proposal for presentation at our 2005 Annual Meeting, you must submit it to us by ________________, 2005, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting.  Otherwise, if you intend to present a proposal at the 2005 meeting without including that proposal in Timeline’s proxy materials, you must provide advance notice of the proposal to Timeline not earlier than _____________, 2005 nor later than _____________, 2005. Address all shareholder proposals to Timeline, Inc., 3055 112th Avenue N.E., Suite 106, Bellevue, Washington  98004, Attn: Secretary.  We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

          Timeline files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that Timeline files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

          You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  Therefore, if anyone does give you information of this sort, you should not rely on it.  This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.  This proxy statement is dated ___________, 2005.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies.  The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

OTHER MATTERS

          The board of directors knows of no other matters to be presented for shareholder action at the meeting.  However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Timeline will vote upon those matters in accord with their best judgment.

By Order of the Board of Directors

Bellevue, Washington	Charles R. Osenbaugh
_____________, 2005	Chief Executive Officer

ANNEX A

NON-BINDING LETTER OF INTENT

June 27, 2005

Mr. Charles Osenbaugh
Timeline, Inc.
3055 112th Avenue N.E., Suite 106
Bellevue, WA 98004

          Re:          Acquisition of Analyst Financials Limited and Certain Assets of Timeline, Inc.

Charles:

This letter sets forth the terms and conditions upon which: (i) Global Software, Inc., through a subsidiary or subsidiaries (the “Buyer”), is prepared to acquire Analyst Financials Limited (the “UK Subsidiary”), a wholly-owned subsidiary of Timeline, Inc. (the ”Seller”), as well as certain other assets of the Seller, in two transactions (together, the ”Acquisitions”), and (ii) the Buyer has provided a loan of up to $250,000 to cover operating expenses of the Seller while the parties negotiate and close the Acquisitions (the “Bridge Loan”).  Based on the terms in this letter, the parties intend to negotiate and enter into a single definitive purchase agreement for the two Acquisitions.  This letter amends and replaces in its entirety the prior letter agreement dated May 6, 2005 between Buyer and Seller.

          1.        First Acquisition.  Subject to the satisfaction or the Buyer’s waiver of the First Acquisition Closing Conditions (as defined below), the first of the Acquisitions shall take place on or before July 15, 2005 (the “First Acquisition”), at which time the following shall occur:

          (a)       Purchase of UK Subsidiary.  At the First Acquisition, the Buyer shall purchase, and the Seller shall sell, one hundred percent (100%) of the outstanding equity interests of the UK Subsidiary and the following assets to the extent owned by Seller and not by the UK Subsidiary (collectively, the ”Acquired UK Subsidiary Assets”):

          (i)          all customer lists, customer contracts, goodwill, contracts and contract rights with regard to the UK Subsidiary’s customers, whether in the United States or overseas, and a license to use the name “Analyst Financials” and “Analyst Suite” and stylized marks derivative thereof; and

(ii) all books and records related to the foregoing.

Notwithstanding anything to the contrary set forth herein, the Acquired UK Subsidiary Assets shall not include any of the UK Subsidiary’s (a) accounts receivable related to services rendered prior to the First Acquisition, (b) cash on hand at the closing date of the First Acquisition, (c) deposits prior to the closing date of the First Acquisition, (d) prepaid expenses, including without limitation any such prepaid expenses relating to service or consulting work, incurred prior to the closing date of the First Acquisition or (e) rights under life insurance policies owned by the UK Subsidiary (collectively, the “Excluded UK Subsidiary Assets”).  At the closing of the First Acquisition, the Buyer and the Seller shall make adequate provision so as to transfer all right, title and interest in the Excluded UK Subsidiary Assets to the Seller.  All of the Acquired UK Subsidiary Assets shall be purchased by the Buyer free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind, other than the Assumed UK Subsidiary Liabilities (defined below).

          (b)       Analyst Financials Source Code License.  In addition, as of the closing date of the First Acquisition, the Seller will grant the Buyer a valid, perpetual, fully-paid source code license to the Analyst Financials product (also known as Analyst Suite) and all rights therein and thereto with rights to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the sale and distribution of Analyst Financials (also known as Analyst Suite) and other derivatives and products developed by the Seller or the UK Subsidiary using, in whole or in part, the technology purchased or licensed from the Seller, but not including any sales, licenses, or distributions to any of Seller’s customer accounts as of the First Acquisition, all on terms reasonably satisfactory to the Buyer and Seller (the “Analyst Financials Source Code License”).  Such source code license shall be free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind and shall be freely assignable and transferable by the Buyer without restriction to any party including, without limitation, an acquirer of all of the outstanding equity interest of the Buyer or all or substantially all of the Buyer’s assets or any entity of which the Buyer holds all of the outstanding equity interest, in connection with the sale and distribution of the Analyst Financials product or any derivatives or products thereof.  The Analyst Financials Source Code License shall include, but not be limited to, a license to the following patents solely in connection with the sale and distribution of the Analyst Financials product (the “Analyst Financials Patents”):

Patent No.	Title

6,631,382	Data retrieval method and apparatus with multiple source capability
6,625,617	Modularized data retrieval method and apparatus with multiple source capability
6,026,392	Data retrieval method and apparatus with multiple source capability
6,023,694	Data retrieval method and apparatus with multiple source capability
5,802,511	Data retrieval method and apparatus with multiple source capability

Without limiting the generality of the foregoing, the Analyst Financials Source Code License shall constitute a non-exclusive license to all of Seller’s intellectual property necessary for the Buyer to market, sell, distribute and license to OEMs, VARs, resellers, other distributors and end-users the Analyst Financials product (also known as Analyst Suite) (and for such end-users to use such products as contemplated) in the United Kingdom, Europe, Africa and the Middle East (the “Covered Areas”) without infringement of the Seller’s or, to Seller’s knowledge, any other party’s patent or other rights.  Also, Buyer shall have a nonexclusive global right to sell the Analyst Financials (also known as Analyst Suite) without infringement of the Seller’s or, to Seller’s knowledge, any other party’s patent or other rights; provided, however, that Buyer shall not sell the Analyst Financials to any of Seller’s customer accounts as of the First Acquisition.

          (c)       Infinium Maintenance Base.  The Buyer shall acquire all right, title and interest of the Seller in any and all maintenance and support contracts of the Seller related to Seller’s Infinium product line (the “Infinium Maintenance Contracts”).

(d) Liabilities Assumed. In addition, the Buyer will only assume the following liabilities as part of the First Acquisition (the “Assumed UK Subsidiary Liabilities”):

           (i)          ongoing obligations with respect to all prepaid maintenance fees paid to the Seller or the UK Subsidiary as of the closing date of the First Acquisition with respect to the Acquired UK Subsidiary Assets and Infinium Maintenance Contracts;

(ii) obligations arising after the date of the First Acquisition under the lease agreement for the UK Subsidiary’s office space in Chiswick, U.K. (the “UK Lease”); and
(iii) obligations with respect to accrued vacation time as of the date of the First Acquisition for the First Acquisition Key Employees (as defined below).

For purposes of clarity, the Buyer and the Seller shall make adequate provision such that as of the closing date of the First Acquisition, the Seller shall acquire and become obligated for any and all liabilities of the UK Subsidiary arising prior to the closing other than the Assumed UK Liabilities.

          (e)       Employees.  In addition, the Buyer will employ up to six (6) employees of the UK Subsidiary and up to two (2) employees of the Seller, all of whom shall be designated by the Buyer (the “First Acquisition Key Employees”).  The Seller shall make available, and the Buyer shall be provided with sufficient opportunity to contact and negotiate with, each First Acquisition Key Employee regarding the terms of such employment.

          (f)        Consideration.  The total consideration paid to the Seller at the First Acquisition shall be: $1,100,000 in cash consideration, payable as set forth below, and the Buyer’s assumption of the Assumed UK Subsidiary Liabilities.

The fixed cash consideration shall be payable as follows:

(i) $620,000 (less all principal and interest outstanding under the Bridge Loan that is paid at closing) shall be payable at the First Acquisition;
(ii) $240,000 shall be payable 18 months after the First Acquisition (bearing simple interest at a rate of 6% per annum); and
(iii) $240,000 shall be payable 36 months after the First Acquisition (bearing simple interest at a rate of 6% per annum) (the “Final First Acquisition Payment”).

The two deferred payments described above (due 18 and 36 months after closing of the First Acquisition) shall be guaranteed by Global Software, Inc., in form and substance reasonably acceptable to Seller.

2. First Acquisition Closing Conditions. The First Acquisition is subject to the following conditions (the “First Acquisition Closing Conditions”):

          (a)       Due Diligence.  The Buyer’s attorneys, accountants, lenders and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Seller.  Between the date of this letter and the First Acquisition, these representatives shall be given full access to the accounting books and other business and financial records, reports and documents of the Seller, including corporate records and tax returns.  The officers and management of the Seller agree to cooperate fully with the Buyer’s representatives and agents and to make themselves available to the extent necessary to complete the due diligence process and the closing of the Acquisitions.

          (b)       Access to Customers and Employees.  The Seller shall, at the request of the Buyer, introduce the Buyer to certain of the UK Subsidiary’s principal customers and employees to facilitate discussions between such persons and the Buyer in regard to the Buyer’s conduct of the business following the First Acquisition.  Seller shall use best efforts to assign all UK Subsidiary’s customer contracts to the Buyer prior to the First Acquisition.

          (c)       Purchase Agreement.  A definitive purchase agreement, containing standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions, shall have been executed.  Each of Seller and Buyer agrees to work with the other party expeditiously and in good faith to complete the purchase and sale agreement, together with all other legal documents required to consummate the First Acquisition and Second Acquisition.

          (d)       Real Estate Arrangements.  Prior to the First Acquisition, the UK Lease shall be assigned and assumed on terms reasonably satisfactory to the Buyer and Seller.  In addition, the US Lease (defined below) shall be assigned and assumed on terms reasonably satisfactory to the Buyer and Seller, to be effective only upon closing of the Second Acquisition.

          (e)       Absence of Adverse Change.  There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Seller or its business since March 31, 2005.

(f) Infinium Maintenance Contracts. The assignment to the Buyer of all Infinium Maintenance Contracts shall have been approved by the Seller and all third parties from whom such approval is required.

(g) Government and Third Party Approvals. The First Acquisition shall have been approved by all government agencies and third parties from whom such approval is required.

(h) Corporate Approvals. The First Acquisition and the Second Acquisition shall have been approved by the Boards of Directors of the Buyer and the Seller.

          (i)       Closing Date.  The parties anticipate that the First Acquisition shall take place no later than July 15, 2005.  If the First Acquisition has not occurred on or prior to such date, either party may terminate this Letter of Intent and the definitive purchase agreement.

          3.        Second Acquisition.  Subject to the satisfaction or the Buyer’s waiver of the Second Acquisition Closing Conditions (as defined below), the second of the Acquisitions shall take place on or before August 31, 2005 (the “Second Acquisition”), at which time the following shall occur:

          (a)      Purchase of Work Wise and remaining software licensing assets of Seller.  At the Second Acquisition, the Buyer shall purchase, and the Seller shall sell, the following assets (the “Acquired Seller Assets”):

          (i)          the products known as WorkWise and Analyst Financials (also known as Analyst Suite), including all source and object code, all prior versions, versions under development, documentation, including installation, implementation and help manuals and guides for users and programmers/developers, and all trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated therewith, whether in the United States or overseas other than the WorkWise Patent (as defined below) and Analyst Financials Patents, which are to be licensed to the Buyer on the terms provided herein;

          (ii)          all customer lists, customer contracts, goodwill, contracts and contract rights with regard to Seller’s software licensing customers, whether in the United States or overseas, and all of Seller’s right, title and interest in the name “Timeline” (other than “Timeline, Inc.”), “Analyst Financials,” “Analyst Suite” and “WorkWise” and stylized marks derivative thereof;

(iii) substantially all of Seller’s equipment, and all of Seller’s inventory, fixtures and capitalized software; and

(iv) all books and records related to the foregoing.

Notwithstanding anything to the contrary set forth herein, the Acquired Seller Assets shall not include any of the Seller’s (a) accounts receivable for services rendered with respect to the Acquired Seller Assets prior to the Second Acquisition, (b) cash on hand at the closing date of the Second Acquisition, (c) deposits prior to the closing date of the Second Acquisition, (d) prepaid expenses, including without limitation any such prepaid expenses relating to service or consulting work, incurred prior to the closing date of the Second Acquisition, (e) outstanding licenses or royalty agreements with respect to the Analyst Financials Patents or the Workwise Patent, or (f) rights under life insurance policies owned by Seller.  All of the Acquired Seller Assets shall be purchased by the Buyer free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind, other than the Assumed Seller Liabilities (defined below).

          (b)       Patent License.  In addition, as of the closing date of the Second Acquisition, (i) the Analyst Financials Source Code License shall be terminated, and (ii) the Seller will grant the Buyer a valid, perpetual, fully-paid license to the Analyst Financials Patents and the WorkWise Patent (defined below), with rights to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the sale and distribution of the WorkWise or Analyst Financials products, and other derivatives and products developed by the Seller using, in whole or in part, the technology purchased or licensed from the Seller, all on terms reasonably satisfactory to the Buyer and Seller (the “Patent License”).  Such license shall be free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind and shall be freely assignable and transferable by the Buyer without restriction to any party including, without limitation, an acquirer of all of the outstanding equity interest of the Buyer or all or substantially all of the Buyer’s assets or any entity of which the Buyer holds all of the outstanding equity interest, in connection with the sale and distribution of the WorkWise or Analyst Financials products, and derivatives and products thereof.  The WorkWise Patent consists of the following patent:

Patent No.	Title

6,738,757	System for database monitoring and agent implementation

Without limiting the generality of the foregoing, the Patent License will encompass a non-exclusive license to all patent rights that Seller possesses with respect to the Analyst Financials Patents and WorkWise Patent, and to Seller’s knowledge, do not infringe any other party’s patent or other rights.

(c) Liabilities Assumed. In addition, the Buyer will assume the following additional liabilities as part of the Second Acquisition (the “Assumed Seller Liabilities”):

(i) ongoing obligations with respect to all prepaid maintenance fees paid to the Seller as of the closing date of the Second Acquisition with respect to the Acquired Seller Assets;

(ii) obligations arising after the date of the Second Acquisition under that lease agreement for the Seller’s office space in Bellevue, Washington (the “US Lease”); and

(iii) obligations with respect to accrued vacation time as of the date of Second Acquisition for the Second Acquisition Key Employees (as defined below).

          (d)      Employees.  In addition, the Buyer will enter into satisfactory employment arrangements with at least six (6) employees of Seller to be reasonably designated by the Buyer (the “Second Acquisition Key Employees” and together with the First Acquisition Key Employees, the “Key Employees”); provided, however, that, if the Second Acquisition is not consummated, the Buyer shall have no obligation to enter into such employment arrangements.

(e) Consideration. The total consideration paid to the Seller at the Second Acquisition shall be $900,000 in cash consideration and the Buyer’s assumption of the Assumed Seller Liabilities.

The fixed cash consideration shall be payable as follows:

(i) $380,000 shall be payable at the Second Acquisition;

(ii) $260,000 shall be payable 18 months after the Second Acquisition (bearing simple interest at a rate of 6% per annum); and

(iii) $260,000 shall be payable 36 months after the Second Acquisition (bearing simple interest at a rate of 6% per annum).

The two deferred payments described above (due 18 and 36 months after closing of the Second Acquisition) shall be guaranteed by Global Software, Inc., in form and substance reasonably acceptable to Seller.

          4.        Patent Royalties.  In addition, at the Second Acquisition the Seller will enter into a Royalty Agreement with the Buyer.  Pursuant to the Royalty Agreement, if Seller requests that Buyer and/or any of the Key Employees assist Seller with respect to the prosecution of any infringement claim regarding the Patents or the UK Patents, then Seller and/or the Key Employees shall render such assistance and the Seller will be obligated to pay to the Buyer three percent (3%) of all amounts received by Seller as a result of such infringement claim; provided, however, that in the event that a Key Employee is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding the Patents or the UK Patents, Buyer acknowledges that Seller shall have no obligation to pay Buyer any amounts hereunder.

5. Second Acquisition Closing Condition. The Second Acquisition is subject to the following conditions (the “Second Acquisitions Closing Conditions”):

          (a)       Absence of Adverse Change.  There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Seller or its business since the closing date of the First Acquisition.

          (b)       Employment Arrangements.  In connection with the Second Acquisition, the Buyer shall have entered into satisfactory employment arrangements with at least six (6) Second Acquisition Key Employees; provided, however, that, if the Second Acquisition is not consummated, the Buyer shall have no obligation to enter into such employment arrangements.

(c) Government and Third Party Approvals. The Second Acquisition shall have been approved by all government agencies and third parties from whom such approval is required.

(d) Corporate Approval. The Second Acquisition shall have been approved by the Seller’s stockholders.

6. Acquisition Covenants. In connection with the Acquisition, Seller agrees to the following additional covenants:

          (a)       Access to Customers and Employees.  The Seller shall, at the request of the Buyer, introduce the Buyer to certain of the Seller’s principal customers and employees to facilitate discussions between such persons and the Buyer in regard to the Buyer’s conduct of the business following the Second Acquisition.  Seller shall use best efforts to assign to the Buyer all customer contracts prior to the Second Acquisition.

          (b)       Non-Competition Agreement.  At the First Closing, the Seller shall agree not to compete with the business of the Seller in the Covered Areas with respect to the Analyst Financials product for the period commencing as of the consummation of the First Acquisition and ending as of the consummation of the Second Acquisition; provided, however, that this non-competition prohibition shall not apply to Seller conducting business with any existing customers of Seller.  At the closing of the Second Acquisition, the Seller shall agree not to compete with the business of the Seller as conducted on the date of the First Acquisition, and not to solicit the customers of the Seller or employees of the Seller retained by the Buyer, for a period of four (4) years after the date of the Second Acquisition.

          (c)       Conduct of the Business.  From the date of this letter until the date of the Second Acquisition:  (i) the Seller will continue to operate its businesses as it has in the past and shall not engage in any transactions outside the ordinary course of business (other than the consummation of the Bridge Financing (as defined below) and the Acquisitions), including, without limitation, entering into any source code license with respect to the Analyst Financials product or the WorkWise product; and (ii) the Seller will continue to make regularly scheduled payments on its existing debt, and shall not incur any additional indebtedness except in the ordinary course of business..

          (d)       Closing Date.  The parties anticipate that the Second Acquisition shall take place no later than August 31, 2005.  If the Second Acquisition has not occurred on or prior to such date, either party may terminate this Letter of Intent and the definitive purchase agreement; provided, however, that if the only condition to closing that has not been satisfied is the approval by Seller’s shareholders, then, at Seller’s sole option, (a) such date shall be extended until September 30, 2005 and (b) the Final First Acquisition Payment shall be reduced to $220,000.

          7.          Contingent Service and Support.  In the event the Second Acquisition is not approved by the Seller’s shareholders and is terminated, the Seller shall provide: (i) the Buyer and its employees, agents and representatives with the equivalent of eight (8) man-hour weeks (each man-hour week consisting of 40 hours) of technical training over a four (4) month period, at no additional cost to the Buyer, (ii) the Buyer with service packs and releases for a period of at least eighteen (18) months, at no additional cost to the Buyer, (iii) after such eighteen (18) month period, the Buyer with service packs and releases at the Seller’s standard maintenance rate charged to other customers of the Seller and (iv) provide the Buyer with a right of first refusal to enter into an outsourcing arrangement with the Seller to market, sell or service the Seller’s customers, prior to accepting any third party offer to effectuate a similar outsourcing arrangement, provided however that the terms of any outsourcing arrangement shall be on terms acceptable to Seller, including as to price and quality of service, as determined by Seller in its reasonable sole discretion.  Notwithstanding the foregoing, the Seller’s obligations pursuant to clauses (ii) and (iii) of the foregoing sentence shall terminate in the event the Seller is acquired by a third party or sells all or substantially all of its assets.

          8.          Customer Warranties and Claims.  The Seller will be responsible for all goods sold and services rendered through the date of the Second Acquisition.  Any customer claims or customer warranty claims in respect of such pre-Second Acquisition goods and services are the Seller’s responsibility regardless of whether such claims occur before or after the date of the Second Acquisition.

          9.          Bridge Loan.  As of June 1, 2005, the Buyer has made available to the Seller up to $250,000 to be used for working capital and operating expenses from the date of this Letter Agreement through the Second Acquisition (the “Bridge Financing”).  The amount drawn under such credit line will be at the sole discretion of the Seller.  Such drawn amount shall bear interest at six percent (6%) and shall be secured by a blanket first priority lien on the assets of the Seller, or other sufficient collateral reasonably acceptable to the Seller.  Subject to the following sentence, principal and accrued interest under the Bridge Loan shall be payable upon the earlier of: (i) July 15, 2005, (ii) the closing of the First Acquisition, or (iii) the termination of this Letter of Intent (such due date being the “Bridge Maturity Date”).  Notwithstanding the foregoing, at Seller’s election, any unpaid principal and interest as of the Bridge Maturity Date may be repaid in four (4) successive and equal quarterly payments of principal and interest following the Bridge Maturity Date; provided, however, that following the Bridge Maturity Date any unpaid principal balance shall bear interest at eight percent (8%).

          10.          Exclusivity.  This letter constitutes the agreement of the Seller to work exclusively with the Buyer towards the closing of the Acquisitions.  From the date of your signature below until the earlier of (a) July 15, 2005 or (b) the termination by the Buyer of negotiations for the transaction contemplated herein, neither the Seller shall (i) directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving the Seller or its assets, except to the extent legally required for the discharge by the board of directors of the Seller of its fiduciary duties as advised in writing by counsel, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, the Seller or its assets and will notify the Buyer promptly of the receipt of any unsolicited offer therefor, and (iii) dispose of any assets that would constitute a part of the assets to be acquired hereunder other than in the ordinary course of business.

          In the event of (a) any breach of the provisions of the foregoing paragraph by the Seller, (b) the failure of either party to diligently proceed in good faith with the consummation of the transaction contemplated herein (other than a failure to consummate by the Buyer due to an adverse change as described in paragraph 2(f) or 6(d)) or (c) any termination of this Letter Agreement or the definitive asset purchase agreement due to a material breach on the part of either party or any of their respective officers or directors, then (x) if such breach or failure is on the part of the Seller, the Seller will (1) repay to the Buyer all outstanding and principal amounts under the Bridge Loan and (2) pay to the Buyer a cancellation fee in an amount equal to $200,000 plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the Buyer in connection with the due diligence, negotiation and documentation of the Bridge Financing and Acquisition and (y) if such breach or failure is on the part of the Buyer, the Buyer will pay to the Seller a cancellation fee in an amount equal to $200,000 plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the Seller in connection with the due diligence, negotiation and documentation of the Acquisition.  The parties hereby agree the respective cancellation fees set forth herein are reasonable consideration for the parties’ agreement to enter into this Letter of Intent and to incur the time and expense of further investigation and negotiation of the Acquisition.

          11.          Broker.  The Buyer on one hand, and the Seller, on the other hand, represent and warrant that they have not retained any finder, broker, investment banker or the like (an ”Intermediary”) with respect to the Acquisition.  Each party agrees to indemnify, defend and hold harmless the other party from any claim from any Intermediary arising on their respective accounts with respect to the transactions contemplated by this letter agreement.

          12.          Disclosure.  The Buyer and the Seller agree that no disclosure (other than to either party’s legal or financial advisors with knowledge of the nondisclosure restriction) of the Acquisition or the proposal therefor contained in this letter shall be made to any third party without the consent of the other parties hereto, except as may be required by law (in which event the non-disclosing parties shall be given an opportunity to review in advance the proposed disclosure).

          13.          Expenses.  Except as otherwise expressly provided herein, all parties will be responsible for their own costs and expenses, including counsel fees, incurred in connection with the transactions contemplated by this letter.

          14.          Expiration.  The proposal set forth in this letter will terminate at 12:00pm Eastern Time on June 28, 2005 unless countersigned in the place indicated below and returned to the Buyer by such time and date.

          15.          Letter of Intent.  It is not the intention of the parties that this letter, or any actions of the parties with respect hereto, be, or be deemed to constitute, a legally binding obligation of the parties hereto, except that the provisions in paragraphs 10 through 14 above and this paragraph 15 shall be binding and enforceable obligations on the Seller and the Buyer and, in consideration of the Buyer’s submission of this proposal, the provisions of paragraph 10 above shall be a binding and enforceable obligation of the Seller.  Any other legally binding obligation with respect to this proposed Acquisition shall exist only upon the execution and delivery of a definitive asset purchase agreement and all rights and obligations of the parties shall be governed by such agreement.  Accordingly, subject to the provisions of paragraph 10, either party is free to abandon negotiations regarding the Acquisitions at any time for any reason or for no reason, by notice to the other in writing, and the decision of either party to so abandon discussions shall not be subject to legal challenge by the other party.

Please acknowledge your intent to proceed with the Acquisition on the basis outlined in this letter and your agreement to paragraphs 10 through 15 by signing where indicated below and returning one signed original to me.

Very truly yours,

GLOBAL SOFTWARE, INC.

	By:	/s/ RON KUPFERMAN

	Its:	Chief Executive Officer
cc: Mr. Craig Perkins

Agreed to and Accepted this
27th day of June, 2005.

TIMELINE, INC.

By:	/s/ CHARLES R. OSENBAUGH

Chief Executive Officer

ANNEX B

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF

TIMELINE, INC.

          Pursuant to RCW 23B.10.060, Timeline, Inc., a Washington corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation, as amended:

1.	The name of the corporation is “Timeline, Inc.”

2.	Article 7 of the Articles of Incorporation is amended in its entirety to read as follows:

“ARTICLE 7. SHAREHOLDER VOTING REQUIREMENT FOR CERTAIN TRANSACTIONS

“To be adopted by the shareholders, an amendment of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by the shareholders entitled to vote thereon by a majority of all the votes entitled to be cast.”

3.	The amendment was adopted by resolution of the Board of Directors of the Corporation on ____________, 2005, and by the shareholders on _________________, 2005.

DATED the ____ day of ___________________, 2005.

TIMELINE, INC.

By:

Charles R. Osenbaugh
Chief Executive Officer

B-1

ANNEX C

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

          In May 2005, as amended in June 2005, Timeline, Inc. entered into a non-binding letter of intent to sell its software licensing business to Global Software, Inc. over two stages, consisting of (1) the sale of 100% of stock in our U.K. subsidiary, Analyst Financials Limited, and certain other assets (the “Stock Sale”), and (2) the sale of its other software assets (the “Asset Sale”).  Assuming both the Stock Sale and Asset Sale are consummated, Timeline will receive cash consideration of approximately $2.0 million in cash, of which $620,000 is payable at the closing of the Stock Sale, $380,000 is payable at the closing of the Asset Sale, and the remaining $1,000,000 is payable over three years following the closings.  The Asset Sale is subject to Timeline shareholder approval and other closing conditions.

Unaudited Pro Forma Financial Information

          The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Timeline after giving effect of (1) the Stock Sale and (2) the Asset Sale to Global, including the assumption by Global of certain liabilities related to the software licensing business.  The assumptions and adjustments related to these items are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

          The unaudited pro forma consolidated income statements give effect to the Stock Sale and Asset Sale as if each had occurred on March 31, 2005, and the unaudited pro forma consolidated balance sheet gives effect to the Stock Sale and Asset Sale as if each had occurred on March 31, 2005.  The unaudited pro forma condensed consolidated financial information was derived by adjusting the historical consolidated financial statements of Timeline for the removal of assets, liabilities, revenues and expenses associated with the software business and the pro forma adjustments described in the assumptions.  Although the Stock Sale and Asset Sale are expected to result in taxable gain to Timeline, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

          The unaudited pro forma financial statements provide information on the two lines of business which have historically been conducted by Timeline, Inc, for the three fiscal years ended March 31, 2005, 2004 and 2003.  We have allocated expenses on a basis intended to reflect how we anticipate each line of business will operate in the future.  During fiscal 2005, Timeline did not actively pursue patent licensing to the same degree as we had in the prior five fiscal years.  Consequently, the assumptions for fiscal 2005 vary from those used for fiscal 2003 and fiscal 2004.  Management expects expenses shown for fiscal 2003 and fiscal 2004 for the patent line of business will more closely approximate expenses to be incurred by the continuing company operations than does fiscal 2005.  Activity associated with pursuing patent licensing is expected to be increase going forward.  The attached pro forma financial statements do not allow for the cost of closing the proposed Stock Sale and Asset Sale, which include the cost of preparing, filing and mailing the proxy and the solicitation of votes thereunder.  These costs, including attorneys’ fees, may be material.  The pro formas also do not purport to show what actual operations would have occurred had the two lines of business actually operated separately during the term covered.

          The unaudited pro forma condensed consolidated financial information, including the assumptions thereto, should be read in conjunction with, the audited historical consolidated financial statements and notes thereto of Timeline and its subsidiaries included in Timeline’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, as filed with the Securities and Exchange Commission (“SEC”) on June 29, 2005.

          The unaudited pro forma consolidated financial information is presented for informational and illustrative purposes only, is based upon estimates by Timeline’s management and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the date indicated above nor does it purport to indicate results which may be attained in the future.  The pro forma adjustments are based upon information and assumptions available at the time of filing this statement.

          If the Stock Sale and Asset Sale are consummated, substantially all of Timeline’s assets relating to its software licensing business, including its U.K. and U.S. operations, would be sold to Global.  Timeline would retain its cash and accounts receivable, the cash received in the Stock Sale and Asset Sale, its patent and patent licensing agreements and other assets not sold to Global.  In addition, certain of the liabilities associated with our software licensing operations would be assigned to and assumed by Global; however, Timeline would retain certain liabilities, including outstanding accounts payable, liabilities for customer warranties, costs of being a public company, and ongoing operating costs associated with the patent licensing business.

          The Stock Sale and the Asset Sale will be reported in Timeline’s financial statements in the period in which each transaction is consummated.  It is expected that both transactions will be completed during the second quarter of fiscal 2006, ended September 30, 2005, and will be reflected as a discontinued operation at that time.

Timeline, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2005

	Actual	Pro Forma

Assets
CURRENT ASSETS
Cash and cash equivalents	$162,242	$1,162,242
Short-term restricted investments	113	113
Accounts receivable - trade	660,936	660,936
Allowance for bad debts	(17,613)	(17,613)
Work in progress	—
Prepaid expenses	47,113	47,113
Other current assets	1,876

Total Current Assets	854,668	1,852,792
Property and equipment	506,125
Accumulated depreciation	(447,495)

Net property and equipment	58,630
Capitalized software	1,002,865
Accumulated amortization: Cap SW	(1,002,865)

Net Capitalized Software Costs	—
Promissory Notes		1,000,000
Capitalized patent costs	348,697	348,697
Accumulated amortization: patent	(82,786)	(82,786)

Net Capitalized Patent	265,911	265,911
Intangible assets	969,981
Accumulated amortization: Intangibles	(969,981)
Goodwill	194,121
Accumulated amortization: Goodwill	(123,938)
Other assets	0

Total Assets	$1,249,392	$3,118,703

Liabilities
CURRENT LIABILITIES
Accounts payable	109,503	109,503
Accrued expenses	338,718	367,226
Line of credit	61,327	61,327
Notes payable	—
Deferred revenue	681,325

Total Current Liabilities	1,190,873	538,057

Total Liabilities	1,190,873	538,057
Stockholders’ Equity
Common stock	41,910	41,910
Additional paid-in capital	10,578,447	10,578,447
Foreign currency adjustment	(119,252)	(119,252)
Accumulated Deficit	(10,442,586)	(7,920,459)

Total Stockholders’ Equity	58,519	2,580,646

Total Liabilities and Stockholders’ Equity	$1,249,392	$3,118,703

Timeline, Inc.
Unaudited Pro Forma Consolidated Summary Income Statements
For Year Ended March 31, 2005

	For Year Ended March 31, 2005 PROFORMA

	Consolidated	Software	Patent

Revenues:
Software licenses	1,423,244	1,423,244
Patent licenses	991		991
Maintenance	1,483,347	1,483,347
Consulting	623,626	623,626

Total Revenue	3,531,208	3,530,217	991
Cost of Revenues:
Software Licenses	—
Patent Licenses	22,717		22,717
Maintenance, Consulting and Other	504,779	504,779

Total Cost of Revenues	527,496	504,779	22,717

Gross Profit	3,003,712	3,025,438	(21,726)
Operating Expenses:
Sales and marketing	900,887	900,887
Research and development	837,245	837,245
General and administrative	1,630,674	1,363,296	267,378
Patents	76,316		76,316
Depreciation	31,634	31,634
Amortization: intangibles & goodwill	—

Total Operating Expenses	3,476,756	3,133,062	343,694

Income (loss) from Operations	(473,044)	(107,624)	(365,420)

OTHER INCOME (EXPENSES)
Gain (loss) on sale of securities
Interest income (expense) & other		(10,354)
Other		7,806

Total Other Income (Expense)	—	(2,548)	—
Income (loss) before income taxes	(473,044)	(110,172)	(365,420)
Income tax provision

Net Income (loss)	(473,044)	(110,172)	(365,420)

Timeline, Inc.
Unaudited Pro Forma Consolidated Summary Income Statements
For Year Ended March 31, 2004

	For Year Ended March 31, 2004 PROFORMA

	Consolidated	Software	Patent

Revenues:
Software licenses	1,441,044	1,441,044
Patent licenses	1,900,000		1,900,000
Maintenance	1,271,948	1,271,948
Consulting	828,248	828,248

Total Revenue	5,441,240	3,541,240	1,900,000
Cost of Revenues:
Software Licenses	185,524	185,524
Patent Licenses	18,839		18,839
Maintenance, Consulting and Other	486,463	486,463

Total Cost of Revenues	690,826	671,987	18,839

Gross Profit	4,750,414	2,869,253	1,881,161
Operating Expenses:
Sales and marketing	1,130,810	1,130,810
Research and development	1,222,359	1,222,359
General and administrative	1,764,514	1,283,953	480,561
Patents	498,024		498,024
Depreciation	65,217	65,217
Amortization: intangibles & goodwill	83,541	83,541

Total Operating Expenses	4,764,465	3,785,880	978,585

Income (loss) from Operations	(14,051)	(916,627)	902,576

OTHER INCOME (EXPENSES)
Gain (loss) on sale of securities	(11,833)		(11,833)
Interest income (expense) & other	(5,239)	(5,239)
Other	53,448	53,448

Total Other Income (Expense)	36,376	48,209	(11,833)
Income (loss) before income taxes	22,325	(868,418)	890,743
Income tax provision

Net Income (loss)	22,325	(868,418)	890,743

Timeline, Inc.
Unaudited Pro Forma Consolidated Summary Income Statements
For Year Ended March 31, 2003

	For Year Ended March 31, 2003 PROFORMA

	Consolidated	Software	Patent

Revenues:
Software licenses	1,210,035	1,210,035
Patent licenses	1,074,000		1,074,000
Maintenance	1,143,027	1,143,027
Consulting	901,213	901,213

Total Revenue	4,328,275	3,254,275	1,074,000
Cost of Revenues:
Software Licenses	207,330	207,330
Patent Licenses	15,172		15,172
Maintenance, Consulting and Other	402,190	402,190

Total Cost of Revenues	624,692	609,520	15,172

Gross Profit	3,703,583	2,644,755	1,058,828
Operating Expenses:
Sales and marketing	690,116	690,116
Research and development	788,693	788,693
General and administrative	1,601,574	1,222,241	379,333
Patents	374,625		374,625
Depreciation	45,734	45,734
Amortization: intangibles & goodwill	459,234	459,234

Total Operating Expenses	3,959,976	3,206,018	753,958

Income (loss) from Operations	(256,393)	(561,263)	304,870

OTHER INCOME (EXPENSES)
Gain (loss) on sale of securities	(129,244)		(129,244)
Interest income (expense) & other	(12,240)	(12,240)
Other	50,972	50,972

Total Other Income (Expense)	(90,512)	38,732	(129,244)
Income (loss) before income taxes	(346,905)	(522,531)	175,626
Income tax provision		(18,416)

Net Income (loss)	(346,905)	(540,947)	175,626

Note and Assumptions to Unaudited Pro Forma Consolidated Financial Information

Assumptions for Fiscal 2003 and Fiscal 2004:

1.

The base salary, travel and payroll taxes for the CEO are allocated 40% to patents and 60% to software operations.  Any bonus and taxes thereon were allocated 100% to patents to reflect the fact that all bonuses actually paid were due to success in patent licensing.  The expectation is that the company will enter into an employment agreement with the CEO to provide a base salary of approximately 40% of his prior base and a bonus program based upon company profitability.  The lower base pay is reflective of the fact it is anticipated the CEO will eventually be able to run the patent licensing and public aspects of the business on less that a full-time basis.

2.

The base salary, travel and payroll taxes for the Director of Administration are allocated 60% to patents and 40% to software operations.  Any bonus and taxes thereon were allocated 100% to patents to reflect the fact that all bonuses actually paid were due to success in patent licensing.  The expectation is that the company will be able to generate income from consulting activities of the Director equal to 40% of her prior base and she will also participated in a bonus program based upon company profitability.  A major part of the Director’s responsibilities is to produce and administer the appropriate Securities and Exchange filings which will still be required of the company after the proposed transaction.

3.	Rent was allocated to the Patent line of business at $30,000 per year which is estimated to approximate the cost after the proposed transaction. All remaining rent is allocated to software operations.

4.	All United States based legal and accounting expense involving representation for either SEC compliance or patent licensing was allocated to the Patent line of business.

5.

An approximation of insurance premiums for Officers and Directors insurance was allocated to the Patent line of business to reflect the fact this is carried to provide coverage for the officers and directors of the public entity which will continue after the proposed transaction.

6.	All amortization of the cost of procuring the patents and all direct costs associated with patent litigation are allocated to the Patent line of business.

7.

All general and administrative expenses other than those outlined above and marketing or cost of goods sold are allocated between the two lines of business in proportion to the revenue generated by each as a percentage of total revenue.

8.

All gains of losses from stock holdings were allocated to the patent line of business.  In years shown below, stock transactions generated a net loss.  This arose entirely from restricted stocks taken in settlement of patent claims.

Assumptions for Fiscal 2005 were the same as for Fiscal 2003 and Fiscal 2004 above with the following exceptions:

1.

30% of the salary and payroll taxes for the CEO or Director of Administration are allocated to the Patent line of business to reflect the lack of patent activity and acknowledge a major portion of their time was expended in procuring a sale of the Software line of business.  This allocation is still intended to reflect that maintaining the public filings will be carried out in future years by the Patent line of business..

2.	No rental expense is allocated to the Patent line of business as no activity occurred.

ANNEX D

DISSENTERS’ RIGHTS STATUTE
CHAPTER 23B.13 RCW

Sections

23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters’ rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters’ notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

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RCW 23B.13.010  Definitions.  As used in this chapter:

          (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

          (3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) “Shareholder” means the record shareholder or the beneficial shareholder.  [1989 c 165 § 140.]

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RCW 23B.13.020  Right to dissent.

          (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholders’ shares in exchange for cash or other consideration other than shares of the corporation; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

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RCW 23B.13.030  Dissent by nominees and beneficial owners.

          (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights.  The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.  [2002 c 297 § 35; 1989 c 165 § 142.]

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RCW 23B.13.200  Notice of dissenters’ rights.

          (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

          (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.  [2002 c 297 § 36; 1989 c 165 § 143.]

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RCW 23B.13.210  Notice of intent to demand payment.

          (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

          (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.  [2002 c 297 § 37; 1989 c 165 § 144.]

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RCW 23B.13.220  Dissenters’ notice.

          (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

          (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter. [2002 c 297 § 38; 1989 c 165 § 145.]

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RCW 23B.13.230  Duty to demand payment.

          (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

          (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

          (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.  [2002 c 297 § 39; 1989 c 165 § 146.]

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RCW 23B.13.240  Share restrictions.

          (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

          (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.  [1989 c 165 § 147.]

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RCW 23B.13.250  Payment.

          (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

          (2) The payment must be accompanied by:

          (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter. [1989 c 165 § 148.]

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RCW 23B.13.260  Failure to take action.

          (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

          (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.  [1989 c 165 § 149.]

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RCW 23B.13.270  After-acquired shares.

          (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.  The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.  [1989 c 165 § 150.]

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RCW 23B.13.280  Procedure if shareholder dissatisfied with payment or offer.

          (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

          (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.  [2002 c 297 § 40; 1989 c 165 § 151.]

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RCW 23B.13.300  Court action.

          (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition.  Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter.  If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

          (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive.  The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.  The appraisers have the powers described in the order appointing them, or in any amendment to it.  The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.  [1989 c 165 § 152.]

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RCW 23B.13.310  Court costs and counsel fees.

          (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

          (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.  [1989 c 165 § 153.]

FORM OF PROXY CARD

TIMELINE, INC.

This Proxy is Solicited on Behalf of the Board of Directors of Timeline, Inc.
for the Special Meeting of Shareholders to be held on ____________________, 2005

The undersigned shareholder of Timeline, Inc., a Washington corporation (the “Company”), hereby appoints Charles R. Osenbaugh and Paula H. McGee, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of Shareholders (the “Special Meeting”) to be held on __________________, 2005, at __:00 p.m. local time at Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, Washington 98004, and any adjournments or postponements thereof, upon the matters set forth on the reverse side of this Proxy Card.  We first mailed this form of proxy and the accompanying Notice of Special Meeting and proxy statement to our shareholders on or about _____________, 2005.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF YOU SIGN THIS PROXY WITHOUT OTHERWISE GIVING VOTING DIRECTION, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.  The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(Continued and to be signed on the reverse side)

1.

Approval and Authorization of Timeline effecting the sale of substantially all of the assets relating to its software licensing business, including its software products, technology, trademarks and other intellectual property, other than patents, to Global Software, Inc., pursuant to a definitive purchase agreement to be based on the non-binding letter of intent between the parties and containing on such additional, different or other final terms as approved by Timeline’s board of directors in its sole discretion.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Mark X for only one box:

2.

Approval of an amendment to Article 7 of Timeline, Inc. Articles of Incorporation, as amended, to reduce the 75% super-majority voting requirement to a simple majority vote for shareholder approval for plans of merger or share exchange, sales of substantially all our assets, dissolution of the company or future amendments to the Articles of Incorporation.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Mark X for only one box:

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE SPECIAL MEETING                     ☐

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)___________________________________________          Date_______________

Please sign above exactly as your name appears on this Proxy Card.  If shares are registered in more than one name, the signatures of all such persons are required.  A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title.  Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such.  If a partnership, please sign in the partnership name by authorized person(s).